Exhibit 2.1

______________________________________________

ASSET PURCHASE AGREEMENT

BY AND AMONG

THE AMERICAN UNIVERSITY OF THE CARIBBEAN SCHOOL OF MEDICINE,

AMERICAN UNIVERSITY OF THE CARIBBEAN, N.V.,

MEDICAL EDUCATION SERVICES, INC.,

AUC SCHOOL OF MEDICINE B.V.

AND

DEVRY MEDICAL INTERNATIONAL, INC.

August 3, 2011

______________________________________________

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		Page

Section 10.11	Arm’s Length Negotiations; Drafting	59
Section 10.12	Confidentiality; Publicity	59
Section 10.13	Severability	60
Section 10.14	No Third Party Beneficiaries; Indemnification for the Protection of the Buyers	60
Section 10.15	Escrow Agreement Representatives	60

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Exhibits

Exhibit A	Form of Settlement Agreement
Exhibit B	Joint Defense Agreement
Exhibit C	Opinion of BergmanZwanikkenSnowEssed
Exhibit D	Opinion of Campbells
Exhibit E	Personal Guaranty of Dr. Paul S. Tien
Exhibit F	Escrow Agreement
Exhibit G	Offshore Bill of Sale and Assignment and Assumption Agreement
Exhibit H	Onshore Bill of Sale and Assignment and Assumption Agreement
Exhibit I	Press Release

Schedules

Schedule 1.1(a)(iii)	Purchased Contracts
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Assumed Liabilities
Schedule 1.2	Purchase Price
Schedule 1.3(a)	Model Statement; Estimated Net Working Capital
Schedule 2.2(a)	Funds Flow Schedule
Schedule 5.6(d)	Item #23 Litigation
Schedule 5.12(a)	Schedule 5.12(a) Individuals
Schedule 5.12(d)	Excluded Individuals
Schedule 6.1	Organizational Documents
Schedule 6.17	Employment and Consulting Agreements

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ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of August 3, 2011 (the “Closing Date”), by and among AUC SCHOOL OF MEDICINE B.V., a private limited company organized and existing under the laws of St. Maarten (the “St. Maarten Buyer”), DEVRY MEDICAL INTERNATIONAL, INC., a New York corporation (the “U.S. Buyer,” and collectively with the St. Maarten Buyer, the “Buyers,” and each individually, a “Buyer”), THE AMERICAN UNIVERSITY OF THE CARIBBEAN SCHOOL OF MEDICINE, a Cayman Islands exempted company (“AUCSOM”), AMERICAN UNIVERSITY OF THE CARIBBEAN, N.V., a limited liability company (naamloze vennootschap) organized and existing under the laws of St. Maarten (“AUCNV”) and MEDICAL EDUCATION SERVICES, INC., a Florida corporation (“MEAS,” and collectively with AUCSOM and AUCNV, the “Sellers”, and each individually, a “Seller”).  Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in Section 9.1 of this Agreement.  Each Buyer and each Seller may be referred to herein each as a “Party” and collectively as the “Parties”.

RECITALS:

WHEREAS, the Sellers own and operate the Business; and

WHEREAS, the Buyers desire to acquire substantially all of the assets of the Business and assume certain liabilities of the Business, in each case arising out of, relating to or used in connection with the Business, and each of the Sellers desires to transfer (or cause to be transferred) such assets and assign (or cause to be assigned) such liabilities to the Buyers, on the terms and conditions set forth herein.

TERMS OF AGREEMENT:

NOW, THEREFORE, in consideration of the mutual covenants of the Parties set forth in this Agreement and the other Transaction Documents, the Parties hereby agree as follows:

ARTICLE 1
THE TRANSACTION

Section 1.1 Assets and Liabilities.

(a) Sale and Purchase of Assets.  Subject to the terms and conditions of this Agreement, at the Closing, the applicable Seller shall sell, assign, transfer, deliver and convey to the St. Maarten Buyer or the U.S. Buyer, as applicable, and the St. Maarten Buyer or the U.S. Buyer, as applicable, will purchase, acquire and accept from the applicable Seller all of the applicable Seller’s right, title and interest in the following assets (but excluding the Excluded Assets) (collectively, the “Seller Assets”), free and clear of all Liens (other than Permitted Liens):

(i) all Receivables held by the Sellers, including all Receivables reflected on the Closing Statement;

(ii) all Transferred Intellectual Property, including all Transferred Intellectual Property set forth in Section 4.21(a) of the Disclosure Schedule, along with all income, royalties, damages and payments due or payable as of the Closing Date or thereafter (including damages and payments for past, present or future infringements or misappropriations thereof, the right to sue and recover for past infringements or misappropriations thereof and any and all corresponding rights that, now or hereafter, may be secured throughout the world);

(iii) all rights under the Contracts set forth on Schedule 1.1(a)(iii) attached hereto (the “Purchased Contracts”);

(iv) the Seller Transferred Owned Real Property;

(v) the Seller Transferred Leased Real Property (and the leases related thereto);

(vi) all improvements and all machinery, equipment, fixtures and trade fixtures;

(vii) all furniture, office supplies, production supplies and any other supplies, spare parts, other miscellaneous supplies (including telephones, fax machines, copiers and computers and related software), tooling, molds, dies, vehicles and other tangible property of any kind;

(viii) all prepayments, prepaid expenses and deposits (other than those related to Excluded Assets or Retained Liabilities) and advances (including employee advances), including all prepayments, prepaid expenses and deposits and advances reflected on the Closing Statement;

(ix) all claims, refunds, credits, causes of action, rights of recovery and rights of set-off of any kind (other than those related to Excluded Assets or Retained Liabilities), whether arising by way of counterclaim or otherwise;

(x) the right to receive and retain mail, payments of receivables and other communications (other than those related to Excluded Assets or Retained Liabilities) and all telephone numbers used by the Business;

(xi) all rights under warranties, indemnities and all similar rights against third parties to the extent related to any Purchased Assets;

(xii) all advertising, marketing and promotional materials, all archival materials and all other printed or written materials;

(xiii) all insurance benefits, including rights and proceeds, arising from or relating to the Business, the Purchased Assets or the Assumed Liabilities (including any such benefits arising from or related to the Insurance Policies);

(xiv) all Benefit Plans and all of the rights and powers of the Sellers under and with respect to such Benefit Plans, and any and each trust, insurance Contract, annuity Contract, funding arrangement, recordkeeping arrangement or other arrangement with respect thereto which are to be transferred to, and assumed by the Buyers, in accordance with Section 5.12 (the “Transferred Benefit Plans”); provided, however, that it is understood and agreed between the Parties that the Transferred Benefit Plans will remain with, and will be the responsibility of, the Sellers from and after the Closing until the Transfer Date, at which time the Transferred Benefit Plans shall be transferred to the Buyers and will be assumed by the Buyers;

(xv) all Permits, including all Permits set forth in Section 4.18 of the Disclosure Schedule (the “Transferred Permits”);

(xvi) all goodwill of the Business as a going concern;

(xvii) all originals, or where not available, copies, of all books and records, including books of account, ledgers and general, financial and accounting records, machinery and equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority or Educational Agency), sales material and records (including pricing history, total sales, terms and conditions of sale, sales and pricing policies and practices), strategic plans, internal financial statements, marketing and promotional surveys, material and research and files relating to the Transferred Intellectual Property (collectively, “Books and Records”); and

(xviii) all other properties, assets, rights and interests of any kind, whether tangible or intangible, real or personal, of a type not described in the foregoing clauses (i)-(xvii) that are owned by the Sellers or in which the Sellers have an interest and which are not Excluded Assets.

(b) Excluded Assets.  Notwithstanding the foregoing Section 1.1(a), the following properties, assets, rights and interests (the “Excluded Assets”) are expressly excluded from the purchase and sale contemplated hereby and are therefore not included in the Purchased Assets:

(i) cash, cash equivalents, certificates of deposit, marketable securities and similar items of the Sellers;

(ii) Charter Documents, qualifications to conduct business as a foreign company, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, seals, minute books, stock transfer books and blank stock certificates and other documents relating to the organization, maintenance and existence of the Sellers;

(iii) all Tax Returns and any notes, worksheets, files or documents relating thereto (subject to the Buyers’ rights to copies thereof);

(iv) all rights of the Sellers under or pursuant to any Transaction Document;

(v) any Books and Records that the Sellers are required by Law to retain, subject to the right of the Buyers to copies of, and, for a period of seven (7) years from the Closing Date, access to, such Books and Records;

(vi) all capital stock or other equity interests of the Sellers;

(vii) all claims for and rights to receive Tax refunds relating to the Tax obligations of the Business due and paid prior to the Closing Date with respect to taxable periods ending prior to the Closing Date;

(viii) all rights to refunds of prepaid insurance that was paid for by the AUC Entities prior to the Closing; and

(ix) any other properties, assets, rights and interests set forth in Schedule 1.1(b) attached hereto.

(c) Assumption of Certain Liabilities by the Buyers.  Subject to the terms and conditions of this Agreement, at the Closing, the St. Maarten Buyer or the U.S. Buyer, as applicable, shall assume and agree to pay, discharge and perform, as appropriate, only those Liabilities of the Sellers specifically indentified on Schedule 1.1(c) (collectively, the “Assumed Liabilities”).

(d) Retained Liabilities of the Sellers.  Notwithstanding anything to the contrary herein, neither the Buyers nor any of their respective Affiliates shall assume or in any way become liable for any Liabilities of any nature whatsoever of the Sellers or their Affiliates (other than the Assumed Liabilities), whether accrued, absolute, contingent or otherwise, whether known or unknown, whether due or to become due, whether related to the Business or the Purchased Assets and regardless of when or by whom asserted (the “Retained Liabilities”).  The Sellers acknowledge that the Retained Liabilities are being retained by each of the Sellers or their Affiliates, as applicable, who shall remain liable therefore, as applicable.  For the avoidance of doubt, any and all Taxes asserted against, resulting to, imposed upon or suffered (i) by the Sellers or (ii) by any Buyer Indemnified Parties attributable to any of the Purchased Assets with respect to all periods (or portions thereof) prior to the Closing shall be Retained Liabilities.

Section 1.2 Consideration.

(a) In consideration for the Purchased Assets, the applicable Buyer shall pay to the applicable AUC Entity (or its authorized designee), an aggregate purchase price equal to Two Hundred and Thirty Five Million Dollars ($235,000,000) (as adjusted in accordance with Section 1.3, the “Purchase Price”), to be allocated among the Buyers and the AUC Entities as set forth on Schedule 1.2 attached hereto (the “Purchase Price Schedule”).

(b) In addition, as reimbursement of the AUC Entities’ costs for providing the Buyers with the services contemplated by Section 5.12(a) for the thirty (30) day period following the Closing Date, the St. Maarten Buyer shall pay to AUCNV, at the Closing, an amount equal to $ $693,341 (the “Transition Payment”).

Section 1.3 Net Working Capital Adjustment.

(a) Model Statement; Estimated Net Working Capital.  Schedule 1.3(a) attached hereto sets forth (i) a consolidated balance sheet of the AUC Entities (other than MEIO) as of March 31, 2011, which includes a detailed calculation of the Net Working Capital as of March 31, 2011, together with the accounting conventions used in determining the Net Working Capital (the “Model Statement”) and (ii) an estimated consolidated balance sheet of the AUC Entities (other than MEIO) as of the Closing Date, which includes a detailed calculation of an estimate of the Net Working Capital (the “Estimated Net Working Capital”) as of the Closing Date (the “Estimated Net Working Capital Statement”).

(b) Final Net Working Capital.

(i) No later than ten (10) days after the Closing Date, the Sellers will deliver to the Buyers the consolidated balance sheet of the AUC Entities (other than MEIO)  as of the Closing Date (the “Seller Closing Balance Sheet”).  The Seller Closing Balance Sheet shall be prepared in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by the AUC Entities (other than MEIO) in preparing the Interim Financial Statements and the Model Statement (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Interim Financial Statements and the Model Statement) and in accordance with GAAP, as modified in accordance with the accounting conventions and procedures set forth on Schedule 1.3(a).  No later than fifty (50) days after receipt of the Seller Closing Balance Sheet, the Buyers will deliver to the Sellers the Buyers’ calculation of the Net Working Capital as of the Closing Date (the “Closing Statement”).  After delivery of the Closing Statement, the Sellers and their accountants shall be permitted to review and copy the work papers of the Buyers and their accountants related to the preparation of the Closing Statement and make other reasonable inquiries of the Buyers and their accountants regarding questions concerning or disagreements with the Closing Statement arising in the course of its review thereof.  If the Sellers have any objections to the Closing Statement, then the Sellers shall deliver to the Buyers a statement (an “Objection Statement”) setting forth their disputes or objections (the “Objection Disputes”) to the Closing Statement and, to the extent practical, the Sellers’ proposed resolution of each such Objection Dispute.  If an Objection Statement is not delivered to the Buyers within thirty (30) days after delivery of the Closing Statement, then the Closing Statement as originally delivered by the Buyers shall be final, binding and non-appealable by the Parties.  If an Objection Statement is timely delivered, then the Buyers and the Sellers shall negotiate in good faith to resolve any Objection Disputes, but if they do not reach a final resolution within thirty (30) days after the delivery of the Objection Statement, the Seller and the Buyers shall submit each unresolved Objection Dispute to KPMG LLP (the “Independent Auditor”) to resolve such Objection Disputes.  The Independent Auditor shall be instructed to set forth a procedure to provide for prompt resolution of any unresolved Objection Disputes and, in any event, to make its determination in respect of such Objection Disputes within thirty (30) days following its retention.  The Independent Auditor’s determination of such Objection Disputes shall be final, binding and non-appealable upon the Parties; provided, however, that no such determination with respect to any item reflected in the Objection Statement shall be any more favorable to the Buyers than is set forth in the Closing Statement or any more favorable to the Sellers than is proposed in the Objection Statement.  All fees and costs of the Independent Auditor, if any, shall be paid equally by (x) the Sellers, jointly and severally, if the Net Working Capital after taking into account the adjustments made by the Independent Auditor is closer to the Net Working Capital calculation set forth in the Closing Statement, or (y) by the Buyer, if the Net Working Capital after taking into account the adjustments made by the Independent Auditor is closer to the Net Working Capital calculation set forth in the Objection Statement.  The process set forth in this Section 1.3(b)(i) shall be the exclusive remedy of the Parties for any disputes related to items required to be reflected on the Closing Statement, whether or not the underlying facts and circumstances constitute a breach of any representations or warranties.

(ii) If the Net Working Capital as of the Closing Date, as finally determined pursuant to clause (i) above, is greater than the Estimated Net Working Capital, then the Buyers shall promptly (but in any event within five (5) Business Days of the final determination thereof) pay to the Sellers, collectively, such excess by wire transfer of immediately available funds to an account or accounts designated by the Sellers.  If the Net Working Capital, as finally determined pursuant to clause (i) above, is less than the Estimated Net Working Capital, then the Buyers shall be entitled to receive the amount of such deficiency, first from the Working Capital Escrow Funds, and second from the General Escrow Funds, all in accordance with the terms of the Escrow Agreement.

(c) Preparation of Closing Statement.  The Closing Statement (and all calculations of Working Capital Assets, Working Capital Liabilities and Net Working Capital) shall be prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by the AUC Entities in preparing the Interim Financial Statements and the Model Statement (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Interim Financial Statements and Model Statement) and in accordance with GAAP, as modified in accordance with the accounting conventions and procedures set forth on Schedule 1.3(a), except that the Closing Statement shall (i) not include any purchase accounting or other adjustment arising out of the consummation of the transactions contemplated by this Agreement, and (ii) be based on facts and circumstances as they exist on the Closing Date and shall exclude the effect of any act, decision or event occurring after the Closing.

(d) Cooperation.  Following the Closing, the Parties shall, and shall cause their respective officers, employees, consultants, accountants, agents and other Affiliates to, cooperate reasonably with each other Party and their accountants in connection with their review of the Closing Statement and the preparation of the Objection Statement and to provide any information reasonably requested by such Party and their accountants in connection therewith or in connection with resolving any Objection Dispute.

Section 1.4 Escrow.  Pursuant to the terms of this Agreement and the Escrow Agreement, the Escrow Funds shall be available to the Buyers in accordance with the terms of the Escrow Agreement.  The Escrow Funds will be held as a trust fund and, except as required by Law, will not be subject to any Lien, attachment, trustee process or any other judicial process of any creditor of any Party.

ARTICLE 2
THE CLOSING AND TRANSFER OF ASSETS

Section 2.1 Closing.  The closing of the transactions contemplated by this Agreement shall be consummated at a closing (the “Closing”) simultaneously with the execution and delivery of this Agreement and the other Transaction Documents by the applicable parties, which Closing shall be effective as of such time the Sellers receive the Closing Confirmation and shall occur at the campus of the Institution in St. Maarten on the Closing Date.

Section 2.2 Closing Actions.

(a) At or prior to the Closing, the Buyers shall, as applicable:

(i) deliver the Estimated Purchase Price in immediately available funds in accordance with the funds flow statement attached hereto as Schedule 2.2(a) (the “Funds Flow Schedule”);

(ii) deliver the Transition Payment in immediately available funds in accordance with the Funds Flow Schedule; and

(iii) deliver to AUC Entities the various certificates, instruments, and documents referred to in Article VII below.

(b) At the Closing, the Sellers shall, or shall cause the other applicable AUC Entities to, as applicable, deliver, or cause to be delivered, to the Buyers the various certificates, instruments and documents referred to in Article VI below.

(c) The Closing shall be deemed to occur on the Closing Date upon the earlier of (i) receipt by the Sellers from the Buyers of federal reference numbers (or the international reference number equivalent) corresponding to the wire transfers, by or on behalf of the Buyers, of an aggregate amount equal to the Estimated Purchase Price plus the Transition Payment made pursuant to the Funds Flow Schedule; (ii) receipt by the Sellers of confirmation (either via email or facsimile) by the Buyers’ bank(s) that all such amounts were transmitted, by or on behalf of the Buyers, pursuant to the Funds Flow Schedule; or (iii) other written confirmation by the Sellers of receipt of such amounts by the applicable payees thereof in accordance with the Funds Flow Schedule (the “Closing Confirmation”).

Section 2.3 Allocation of Consideration.  The Purchase Price shall be allocated among the Buyers and the AUC Entities as set forth on the Purchase Price Schedule.  The Parties agree that the Purchase Price Schedule may be further amended or modified by mutual agreement after the Closing Date to establish a final allocation prior to the filing of the applicable Tax Returns of the Buyers and the AUC Entities.  Each Buyer and each Seller shall, or, as applicable, shall cause the other applicable AUC Entities, as applicable, to each timely report the foreign, federal, state and local income and other Tax consequences of the transactions contemplated by this Agreement in a manner consistent with the Purchase Price Schedule with their respective foreign, federal, state and local income Tax Returns for the taxable year that includes the Closing Date.  No Party shall, and the Sellers shall cause the other applicable AUC Entities, as applicable, not to, file any Tax Return or other document or otherwise take any position which is inconsistent with the Purchase Price Schedule, except as may be adjusted by subsequent agreement following an audit by the IRS, the St. Maarten tax authorities or by court decision.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES OF THE BUYERS

The Buyers, jointly and severally, represent and warrant to each of the Sellers that, as of the Closing Date:

Section 3.1 Status.  The St. Maarten Buyer is a private limited liability company duly organized, validly existing and in good standing under the Laws of St. Maarten and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.  The U.S. Buyer is a corporation duly organized, validly existing and in good standing under the Laws of New York and has the requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted.

Section 3.2 Power and Authority.  Each Buyer has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each Buyer of this Agreement and the other Transaction Documents to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such Buyer.

Section 3.3 Enforceability.  This Agreement and the other Transaction Documents to which such Buyer is a party have been (or upon execution and delivery will be) duly authorized, executed and delivered by each Buyer and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents constitute (or upon execution and delivery will constitute) the legal, valid and binding obligation of such Buyer enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles.

Section 3.4 No Violations; Consents and Approvals.  The execution and delivery of this Agreement and the other Transaction Documents by each Buyer and the consummation by it of the transactions contemplated hereby and thereby, do not and will not: (a) violate any provision of the Charter Documents of such Buyer; (b) violate in any material respect any Law, including any Educational Law, applicable to, binding upon or enforceable against such Buyer; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Contract to which such Buyer is a party or bound; (d) result in the creation or imposition of any Lien upon any of the material property or material assets owned, leased or licensed by such Buyer; or (e) require notice to, consent from or approval of any Governmental Authority.

Section 3.5 Brokers.  No Buyer has incurred any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated hereby for which the Sellers may be liable.

Section 3.6 Due Diligence.  Each Buyer has conducted such investigations of the Sellers as it deems necessary and appropriate in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby.

Section 3.7 Solvency.  Assuming the accuracy of the representations and warranties set forth in Article IV, immediately after giving effect to the transactions contemplated by this Agreement, the Buyers shall (a) be able to pay its debts as they become due; (b) own property which has a fair saleable value greater than the amounts required to pay its debts (including a reasonable estimate of the amount of all contingent liabilities); and (c) have adequate capital to carry on its businesses.

Section 3.8 Regulatory Qualifications.  To the Buyers’ actual knowledge, there are no facts or circumstances attributable to the Buyers that would likely cause the U.S. DOE or any other Educational Agency whose authorization, consent or approval is required in connection with this Agreement or the other Transaction Documents and the transactions contemplated hereby and thereby to refuse to deliver such authorization, consent or approval.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE SELLERS

Except as set forth in the Disclosure Schedule (with specific reference to the representations and warranties in this Article IV to which the information in such Schedule relates), each of the Sellers, jointly and severally, hereby represents and warrants to the Buyers that, as of the Closing Date:

Section 4.1 Corporate Status.  Each of the AUC Entities is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has the requisite power and authority to own, lease and operate its respective Purchased Assets and to carry on the Business as now being conducted.  Each of the AUC Entities is legally qualified to transact business as a foreign or local (as the case may be) corporation in all jurisdictions where the nature of its respective Purchased Assets and the conduct of the Business as now conducted require such qualification, except where the failure to be so qualified would not be reasonably expected to have a Material Adverse Effect.  There is no pending or threatened Legal Proceeding for the merger, consolidation, dissolution, liquidation, insolvency or rehabilitation of any of the AUC Entities.  The copies of the Charter Documents of each AUC Entity as provided to the Buyers are true, complete and correct and reflect all amendments thereto, and no amendments thereto are pending.

Section 4.2 Power and Authority.  Each of the AUC Entities has all requisite power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance by each of the AUC Entities of this Agreement and the other Transaction Documents to which such AUC Entity is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by such AUC Entity.

Section 4.3 Enforceability.  This Agreement and the other Transaction Documents to which any AUC Entity is a party have been (or upon execution and delivery will be) duly authorized, executed and delivered by such AUC Entity and, assuming the due and valid authorization, execution and delivery of this Agreement and the other Transaction Documents by the other parties hereto and thereto, this Agreement and the other Transaction Documents to which such AUC Entity is a party constitute (or upon execution and delivery will constitute) the legal, valid and binding obligation of such AUC Entity, enforceable against it in accordance with its terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting or relating to creditors’ rights generally and general equitable principles.

Section 4.4 Asset Ownership; No Interest in Other Entities; Title.

(a) Except as set forth on Section 4.4(a) of the Disclosure Schedule, none of the Purchased Assets are owned or controlled, either of record, beneficially or equitably, or leased by or subject to rights of any Person, other than one of the AUC Entities.  Neither AUC Cayman nor MEIO owns or controls, either of record, beneficially or equitably, or leases or has rights to any properties, assets, rights and interests of any kind, whether tangible or intangible, real or personal that are used in the Business that are not being transferred to the St. Maarten Buyer or the U.S. Buyer, as applicable, pursuant to the AUC Cayman Real Property Transfer Agreement, the MEIO Transfer Agreement or this Agreement. No shares of any corporation or any ownership or other investment interest, either of record, beneficially or equitably, in any Person are included in the Purchased Assets.

(b) Except for the Transferred Benefit Plans (which shall be transferred to the Buyers as of the Transfer Date) and those non-material assets otherwise assigned, transferred or conveyed pursuant to Section 5.9, the AUC Entities have, and will validly and unconditionally assign, transfer or otherwise convey to the St. Maarten Buyer or U.S. Buyer, as applicable, at the Closing, good, valid and marketable title to, or a valid and enforceable leasehold interest in, all of the Purchased Assets, in each case free and clear of all Liens, except for Permitted Liens.

Section 4.5 No Violation; Consents and Approvals.  Except as set forth on Section 4.5 of the Disclosure Schedule, the execution and delivery of this Agreement and the other Transaction Documents by the applicable AUC Entity and the consummation by them of the transactions contemplated hereby and thereby do not and will not:  (a) violate any provision of the Charter Documents of the applicable AUC Entity; (b) violate in any material respect any Law or Educational Approval applicable to, binding upon or enforceable against the Institution or any applicable AUC Entity; (c) result in any material breach of, or constitute a material default (or an event which would, with the passage of time or the giving of notice or both, constitute a material default) under, or give rise to a right of payment under or the right to terminate, amend, modify, abandon or accelerate, any Purchased Contract; (d) result in the creation or imposition of any Lien upon any of the material property or material assets owned, leased or licenses by any of the AUC Entities (other than Permitted Liens); (e) require any pre-Closing or post-Closing notification to, or consent or approval of, any Governmental Authority, Educational Agency (the “Pre-Closing Educational Notifications and Approvals” and the “Post-Closing Educational Notifications and Approvals,” respectively) or (f) except as would not result in a Material Adverse Effect, require any notification to, or consent or approval of, any other Person.

Section 4.6 Financial Statements.

(a) Attached as Section 4.6(a) of the Disclosure Schedule are true, complete and correct copies of (a) the audited consolidated balance sheet and statements of income, stockholders equity and cash flows of the AUC Entities (other than MEIO) as of and for the one-year periods ending on December 31, 2009, including the notes thereto (the “Year-End 2009 Financial Statements”), (b) the audited consolidated balance sheet and statements of income, stockholders equity and cash flows of the AUC Entities (other than MEIO) as of and for the one-year periods ending on December 31, 2010, including the notes thereto (the “S-X Financial Statements” and collectively with the 2009 Financial Statements, the “Audited Financial Statements”) and (c) the unaudited consolidated balance sheet and statements of income, stockholders equity and cash flows of the AUC Entities (other than MEIO) as of and for the 4-month period ending on April 30, 2011 (the “Interim Financial Statements” and collectively with the Audited Financial Statements, the “Financial Statements”).  The Financial Statements have been prepared from the books and records of the AUC Entities (other than MEIO) in accordance with GAAP, consistently applied throughout the periods indicated, and fairly present the financial condition and operating results of the AUC Entities (other than MEIO) (except to the extent that (i) there are no reserves or accruals related to uncertain tax positions as provided by FASB Accounting Standards Codification 740-10.6, and (ii) the Interim Financial Statements do not contain footnotes and normal year-end adjustments, none of which will be material individually or in the aggregate).

(b) The Sellers have made available to the Buyers (or caused to have been made available) true, complete and correct copies of the AUC Entities’ accountants’ work papers with respect to the Audited Financial Statements.

(c) The AUC Entities maintain a system of internal accounting controls sufficient to provide reasonable assurances that: (i) there are no transactions of a material nature, individually or in the aggregate, that have not been properly recorded in the accounting records underlying the Financial Statements (other than those disclosed on Section 4.6(c) of the Disclosure Schedule hereto) and (ii) there are no reportable conditions, including material weaknesses, in the design or operation of internal controls that could adversely affect the AUC Entities’ ability to initiate, record, process, and report financial data.

(d) The Model Statement was prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by the AUC Entities in preparing the Interim Financial Statements (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Interim Financial Statements) and in accordance with GAAP, as modified in accordance with the accounting conventions and procedures set forth on Schedule 1.3(a).  The Estimated Net Working Capital Statement (i) was prepared and calculated in accordance with the same accounting methodologies, principles and procedures used in, and on a basis consistent with, those applied by the AUC Entities in preparing the Interim Financial Statements and the Model Statement (including calculating reserves in accordance with the same methodology used to calculate such reserves in preparation of the Interim Financial Statements and the Model Statement), (ii) in accordance with GAAP, as modified in accordance with the accounting conventions and procedures set forth on Schedule 1.3(a) and (iii) reflects the Sellers’ good faith estimate of the Net Working Capital as of the Closing Date.

(e) All scholarships, discounts, stipends and similar payments through the end of the current semester as of the date hereof to the extent related to booked revenue or receivables that have been committed by an AUC Entity to students who are enrolled with the Institution as of the date hereof have been posted to the students accounts receivable and properly reflected in the AUC Entities’ general ledger.

Section 4.7 Absence of Certain Developments.  Except as contemplated or permitted by this Agreement or any of the other Transaction Documents or as set forth on Section 4.7 of the Disclosure Schedule, since December 31, 2010 no AUC Entity has:

(a) mortgaged, pledged or subjected to any Lien, any assets of such AUC Entity, except Permitted Liens;

(b) sold, assigned or transferred any tangible assets or property (real or personal) of such AUC Entity;

(c) sold, assigned or transferred or granted to any Person any Intellectual Property, or disposed of or permitted to lapse, any rights with respect to any Transferred Intellectual Property;

(d) suffered or taken any action that has resulted in, or would reasonably be expected to result in, individually or in the aggregate, a Material Adverse Effect;

(e) increased compensation payable or to become payable (including any bonus, severance or commission formula) of any kind to any employee, officer, director or consultant other than pursuant to an existing agreement or in the Ordinary Course of Business;

(f) changed or suffered any change in any Benefit Plan, program, policy or arrangement or labor agreement, to the extent offered or required by, or binding on, the Sellers, affecting any employee or former employee of any of the Sellers otherwise than to conform to applicable Laws;

(g) entered into any transaction with any Affiliate of such AUC Entity in connection with the Business;

(h) made or agreed to make any capital expenditure that, when added to all other capital expenditures made by the AUC Entities since December 31, 2010, exceed $50,000;

(i) written off as uncollectible, waived, released, cancelled or established any extraordinary reserve in excess of $50,000 in the aggregate with respect to, any account receivable or other Indebtedness owed to such AUC Entity;

(j) suffered any theft, damage, destruction or casualty loss, in the aggregate, in excess of the value of its assets or properties (whether or not covered by insurance);

(k) made any change in its accounting methods, principles or practices;

(l) allowed to lapse, revoked or otherwise lost or has substantially impaired, any Educational Approvals; and

(m) other than with respect to any Contract with or relating to any clinical site or with any employee or independent contractor in the ordinary course of business, entered into any Contract related to the purchase of goods, equipment or services of amounts in excess of $75,000 per year or having a duration in excess of one year, or terminated, modified, amended, received notice of termination of, or otherwise altered or changed any of the terms or provisions of, any Material Contract;

(n) suffered any resignation, termination or removal of any of its five (5) highest paid employees or a material loss of personnel;

(o) made, revoked or amended any Tax election, changed any method of Tax accounting or Tax procedure or practice or settled or compromised any claim relating to Taxes;

(p) incurred or become subject to any material Liabilities, except Liabilities in the Ordinary Course of Business;

(q) paid any amount, performed any obligation or agreed to pay any amount or perform any obligation, in settlement or compromise of any suit or claim of Liability against any Seller or any of its respective directors, officers, employees or agents;

(r) acquired any other business or entity (or a significant portion or division thereof), whether by merger, consolidation or reorganization or by the purchase of its assets and/or equity or formed any subsidiary or acquired any equity interest or other interest in any other Person;

(s) caused or permitted any of its insurance policies to lapse or become violable or has done or omitted to do anything whereby it might be denied indemnity in respect of any actual, potential or pending claim; or

(t) committed or agreed to any of the foregoing.

Section 4.8 Litigation.

(a) Except as set forth on Section 4.8 of the Disclosure Schedule, there are no (and since the Compliance Date there have been no) Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against or affecting the business of any AUC Entity and, to the Knowledge of the Sellers, there have been no events or circumstances that may give rise to any of the foregoing.  There are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened against or affecting the business of any AUC Entity that if decided adversely would prohibit or materially delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.  No AUC Entity is subject to any outstanding judgment, order or decree of any Governmental Authority that relates in any way to the Business.

(b) There are no Legal Proceedings pending or, to the Knowledge of the Sellers, threatened by or against any of the AUC Entities with respect to this Agreement or the other Transaction Documents, or in connection with the transactions contemplated hereby and thereby, and, to the Knowledge of the Sellers, there is no reason to believe that there is a valid basis for any such Legal Proceeding.

(c) Except as identified in clause (a) of the definition of “Tien Disputes,” there is no Legal Proceeding pending or threatened by a Tien Family Member against another Tien Family Member, the AUC Entities or any other of their respective Affiliates.

Section 4.9 Environmental Matters.

(a) Except as set forth on Section 4.9 of the Disclosure Schedule:

(i) Each of the AUC Entities is, and during the last five (5) years has been, in compliance in all material respects with all Environmental Laws; and no condition exists or event has occurred which, with or without notice or the passage of time or both, would constitute a violation of or give rise to any Liability or Lien under any Environmental Law.

(ii) None of the AUC Entities has, within the past five (5) years, received any notice of violation of Environmental Laws or any Liability arising under Environmental Laws, including any investigatory, remedial or corrective obligation, relating to the Transferred Owned Real Property, the Seller Transferred Leased Real Property or any other Purchased Asset.

(iii) None of the AUC Entities has, within the past five (5) years, received any notice or other communication (in writing or otherwise) from any Governmental Authority or other Person regarding any actual, alleged, possible or potential Liability arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material.  No AUC Entity is the subject of any pending, or to the Knowledge of the Sellers, threatened Legal Proceedings, and no Person has ever commenced or threatened to commence any Legal Proceeding against any of the AUC Entities, in connection with any such actual, alleged, possible or potential Liability; and no event has occurred, and no condition or circumstance exists, that may give rise to, or result in any of the AUC Entities becoming subject to, any such Liability.

(iv) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material, that would reasonably be expected to form the basis of any Liability (including any obligations for response costs, natural resource damages or attorneys fees) under any Environmental Law against any of the AUC Entities, or to the Knowledge of the Sellers, against any Person for whom any AUC Entity has or may have retained or assumed such Liabilities, either contractually or by operation of Law.

(b) The Sellers have delivered to the Buyers true, complete and correct copies and results of any reports, audits, studies, analyses, tests or monitoring possessed or initiated by any of the AUC Entities pertaining to Hazardous Materials in, on, beneath or adjacent to the Transferred Owned Real Property or Seller Transferred Leased Real Property, or regarding compliance by any of the Sellers with applicable Environmental Laws.

(c) The AUC Entities have timely filed all reports and notifications required to be filed with respect to the Transferred Owned Real Property, the Seller Transferred Leased Real Property or the Purchased Assets and have generated and maintained all required records and data under all applicable Environmental Laws.

(d) Notwithstanding the generality of any other representations and warranties in this Agreement, the representations and warranties in this Section 4.9 (and in Section 4.10) constitute the sole and exclusive representations and warranties of the Sellers with respect to matters directly relating to, or arising out of any Environmental Laws.

Section 4.10 Real Property.

(a) The real property demised by the leases described on Section 4.10(a) of the Disclosure Schedule constitutes all of the real property leased by any of the Sellers.  Except as set forth on Section 4.10(a) of the Disclosure Schedule, the Seller Transferred Leased Real Property leases are in full force and effect, free of any default, dispute or controversy, and are valid and enforceable in accordance with their respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Legal Proceeding in equity or at Law) and no written notices of material default under any Seller Transferred Leased Real Property lease has been sent or received by any Seller.  The Sellers have made available to the Buyers in the Dataroom true, complete and correct copies of each of such leases.  No AUC Entity is in default of any Transferred Lease Real Property lease, and to the Knowledge of the Sellers, no counterparty to any such lease is in default under any of such leases.  All rent and other amounts due and payable with respect to the leases described in Section 4.10(a) of the Disclosure Schedule have been paid through the date of this Agreement.  Each Seller enjoys peaceful and undisturbed possession of the Seller Transferred Leased Real Property leased by it.

(b) None of the AUC Entities has received any pending written notice from any landlord or sublandlord or any of their respective agents of the default or termination of any such leases.  Except as otherwise contemplated by this Agreement, none of the AUC Entities has subleased, assigned or transferred any of their rights with respect to the Seller Transferred Leased Real Property, nor have any of the AUC Entities entered into any agreement to do so.

(c) Section 4.10(c) of the Disclosure Schedule sets forth all of the real property owned in fee simple (or its legal equivalent under local Law) by the AUC Entities.  The Transferred Owned Real Property is owned free and clear of all Liens, other than Permitted Liens.  The Sellers have made available to the Buyers in the Dataroom true, complete and correct copies of each of the purchase documents related to the Transferred Owned Real Property.  Each applicable entity comprising the AUC Entities enjoys peaceful and undisturbed possession of the Transferred Owned Real Property.  Except as set forth on Section 4.10(c) of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other Contracts, granting to any party or parties the right of use or occupancy of any portion of the Transferred Owned Real Property.  The legal descriptions contained in the deeds of each parcel of Transferred Owned Real Property describes each parcel adequately and the buildings, improvements, fixtures, machinery, equipment, mechanical and utility systems and other tangible assets are located within the boundary lines of the described parcels, are not in violation of applicable Laws, including setback requirements, zoning laws, and ordinances (and none of the parcels of Transferred Owned Real Property or buildings, improvements, fixtures, machinery, equipment, mechanical and utility systems and other tangible assets thereon are subject to “permitted non-conforming use” or “permitted non-conforming structure” classifications), and do not materially encroach on any easement which may burden the parcel, and each such parcel does not serve any adjoining real property for any purpose inconsistent with the use of the parcel, and the parcel is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained.

(d) Except as set forth on Section 4.10(d) of the Disclosure Schedule, each Transferred Owned Real Property and Seller Transferred Leased Real Property is (i) supplied with utilities, including water, electricity, gas, septic and sewer services, and has access to and from public streets or via permanent, irrevocable, appurtenant easements, in each case as is necessary for the conduct of the Business as currently conducted or as proposed to be conducted thereon; (ii) assessed by local property assessors or taxing authorities as a tax parcel or parcels separate from all other tax parcels; (iii) in compliance with the terms and provisions of any restrictive covenants, easements, agreements, and encumbrances affecting such Transferred Owned Real Property or Seller Transferred Leased Real Property; and (iv) in compliance with all applicable Laws, including zoning and land use Laws, Environmental Laws and Educational Laws, and all approvals of Governmental Authorities (including Permits) required in connection with the ownership or operation of the Transferred Owned Real Property and Seller Transferred Leased Real Property have been obtained.  The buildings, improvements, fixtures, machinery, equipment, mechanical and utility systems and other tangible assets, including the roofs and structural elements of any buildings or structures located on each Transferred Owned Real Property and Seller Transferred Leased Real Property, are free from structural or other material defects, are in good working condition and order, ordinary wear and tear excepted, and are adequate for the conduct of the Business as currently conducted.  There are no outstanding sales Contracts, options, rights of first refusal, rights of first offer or other similar pre-emptive or purchase rights with respect to any Transferred Owned Real Property or, to the Knowledge of the Sellers, any Seller Transferred Leased Real Property or any portion thereof or interest therein.

(e) With respect to each Transferred Owned Real Property and Seller Transferred Leased Real Property, there are no pending or, to the Knowledge of the Sellers, threatened (i) appropriation, condemnation, eminent domain or like proceedings; (ii) proceedings to change or redefine the zoning or land use classification of such property; or (iii) Legal Proceedings related thereto.  No portion of any Transferred Owned Real Property or Seller Transferred Leased Real Property has suffered any damage by fire, hurricane, or other casualty loss which has not heretofore been completely repaired and restored to its original or better condition, ordinary wear and tear excepted.

Section 4.11 Compliance with Laws.  Except as disclosed in Section 4.16 of the Disclosure Schedule or Section 4.11 of the Disclosure Schedule, each of the AUC Entities is in material compliance, and since the Compliance Date has complied in all material respects, with all applicable Laws relating to the Business, the Institution, or the Purchased Assets.  Since the Compliance Date, no AUC Entity has been cited, investigated, fined or otherwise notified of any material failure to comply with any Laws relating to the Business, the Institution, or the Purchased Assets.  To the Knowledge of the Sellers, there are no conditions that exist or events that have occurred which, with or without notice or the passage of time or both, would constitute a violation by the AUC Entities of any Law relating to the Business, the Institution, or the Purchased Assets.

Section 4.12 Labor and Employment Matters.  The Sellers have made available to the Buyers the name and current rate of compensation of all employees and all natural Persons who are independent contractors or consultants of the AUC Entities as of the current date thereon, including, to the extent applicable, (a) base salary (or base rate of compensation); (b) bonus arrangements; (c) commission arrangements; and (d) the date on which the most recent salary or compensation increase went into effect.  Each AUC Entity is in compliance with all federal and state laws respecting employment practices, terms and conditions of employment and wages and hours.  None of the AUC Entities is a party to or bound by any collective bargaining agreement, contract or other agreement or understanding, and to the Knowledge of the Sellers, there has been no organized effort by any labor union during the three (3) years prior to the date of this Agreement to organize any employees of the Sellers into one (1) or more collective bargaining units.  None of the AUC Entities is subject to any charge, demand, petition or representation proceeding seeking to compel, require or demand it to bargain with any labor union or labor organization nor is there pending or, to the Knowledge of the Sellers, threatened, any labor strike, dispute, walkout, work stoppage, slow-down or lockout involving the employees of any AUC Entity.  Except as set forth on Section 4.8 of the Disclosure Schedule, none of the AUC Entities has received written notice of the commencement of any Legal Proceeding asserting that any AUC Entity has engaged in any unfair labor practice nor, to the Knowledge of the Sellers, has any such Legal Proceeding been threatened by or on behalf of any employee or group of employees of the AUC Entities.

Section 4.13 Employee Benefit Plans and Related Matters; ERISA.  Except as set forth on Section 4.13 of the Disclosure Schedule:

(a) With respect to each Benefit Plan, the Sellers have made available to the Buyers a true, complete and correct copy thereof, and, to the extent applicable: (i) any related trust agreement or other funding instrument; (ii) the most recent IRS determination or opinion letter; (iii) the summary plan description and summaries of material modifications made to such summary plan description; and (iv) the most recent year’s Form 5500 and attached schedules and audited financial statements.  None of the AUC Entities has any formal plan or commitment, whether legally binding or not, to create any additional Benefit Plan or modify or change any existing Benefit Plan that would affect any employee or former employee of the AUC Entities employed (or formerly employed) in connection with the Business.  Section 4.13(a) of the Disclosure Schedule sets forth a true, complete and correct list of each Benefit Plan.

(b) Each Benefit Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS as to its qualification and, to the Knowledge of the Sellers, no event has occurred that would reasonably be expected to result in disqualification of such Benefit Plan.  Each of the Benefit Plans has been operated and administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.  No Liability under Title IV of ERISA has been incurred by any of the AUC Entities or any ERISA Affiliate of any of the AUC Entities that has not been satisfied in full (other than with respect to amounts not yet due), and no condition exists that presents a risk to any of the AUC Entities or any ERISA Affiliate of any of the AUC Entities of incurring a Liability thereunder.  All contributions or other amounts payable by any of the AUC Entities as of the date hereof with respect to each Benefit Plan in respect of current or prior plan years have, in all material respects, been paid or accrued in accordance with GAAP.  None of the AUC Entities has engaged in a transaction in connection with which any such Seller reasonably would be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.  There are no pending or, to the Knowledge of the Sellers, threatened claims by or on behalf of any of the Benefit Plans, by any employee or beneficiary covered under any Benefit Plan or otherwise involving any Benefit Plan (other than routine claims for benefits).  No Benefit Plan is a multiemployer plan within the meaning of Section 4001(a)(3) of ERISA or a multiple employer welfare arrangement as defined in Section 3(40) of ERISA and no Benefit Plan is subject to Title IV of ERISA.

(c) No Benefit Plan provides benefits, including death or medical benefits (whether or not insured), with respect to current or former employees or directors of the Sellers beyond their retirement or other termination of service, other than (i) coverage mandated solely by applicable Law; (ii) death benefits or retirement benefits under any “employee pension plan” (as defined in Section 3(2) of ERISA); (iii) deferred compensation benefits accrued as Liabilities on the books of any of the AUC Entities; or (iv) benefits the full costs of which are borne by the current or former employee or director or his or her beneficiary.

(d) None of the negotiation or the execution of this Agreement or any of the Transaction Documents or the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing Date) will (i) entitle any current or former director, officer, employee or independent contractor of any of the AUC Entities to any compensation or benefit; (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other obligation under any Benefit Plan; or (iii) result in any breach or violation of, default under or limit any AUC Entity’s right to amend, modify or terminate any Benefit Plan.

(e) No amount or other entitlement that could be received as a result of the transactions contemplated hereby (alone or in conjunction with any other event) by any “disqualified individual” (as defined in Section 280G(c) of the Code) will constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).  No director, officer, employee or independent contractor of AUCNV or any subsidiary of any of the AUC Entities is entitled to receive any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such Person.

(f) With respect to each Benefit Plan established or maintained outside of the U.S. primarily for the benefit of employees of any of the AUC Entities residing outside of the U.S. (a “Foreign Benefit Plan”): (i) all employer and employee contributions to each Foreign Benefit Plan required by Law or by the terms of such Foreign Benefit Plan have been made, or, if applicable, accrued, in accordance with normal accounting practices; (ii) the fair market value of the assets of each funded Foreign Benefit Plan, the Liability of each insurer for any Foreign Benefit Plan funded through insurance or the book reserve established for any Foreign Benefit Plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such Foreign Benefit Plan and no transaction contemplated by this Agreement shall cause such assets or insurance obligations to be less than such benefit obligations; and (iii) each Foreign Benefit Plan required to be registered with a Governmental Authority has been so registered and has been maintained in good standing with applicable Law.

Section 4.14 Tax Matters.  Except as set forth on Section 4.14 of the Disclosure Schedule:

(a) Each of the AUC Entities have timely paid all Taxes which will have been  required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise have a Material Adverse Effect on the Business or the Institution or would result in the Buyers becoming responsible or liable for such Taxes.

(b) Each of the AUC Entities will have either (i) paid all Taxes required to have been paid or (ii) with respect only to Taxes that are not covered by the Tax Agreements, established adequate reserves for the payment of all Taxes which arise from or with respect to the transfer of the Purchased Assets to the Buyers and are incurred in or attributable to, any period prior to or in connection with, the Closing, the non-payment of which would result in a Lien on any Purchased Asset, would otherwise have a Material Adverse Effect on the Business or would result in the Buyers becoming liable therefor.

(c) (i) To the Knowledge of the Sellers, no federal, state, foreign or local audits, actions, suits, proceedings, investigations, claims or other administrative proceedings have formally commenced or are presently pending with respect to any Taxes or Tax Returns of any of the AUC Entities and (ii) no notification has been received that such audit, investigation, claim or other administrative proceeding is pending or threatened.

Section 4.15 Educational Approvals.

(a) Section 4.15(a) of the Disclosure Schedule lists, with respect to the Institution, each Educational Approval issued by or in effect from any Educational Agency since the Compliance Date, and are all the Educational Approvals necessary to conduct the operations of the Business to the full extent as to which it is now or has been since the Compliance Date conducted, including (i) with respect to any educational program(s) offered by the Institution; (ii) with respect to the authority of the Institution to recruit students in any state where it recruits students; (iii) with respect to the eligibility of its students or graduates to be eligible to obtain certification or state licensure as a medical doctor, or take any examinations to obtain such certification or licensure; and (iv) with respect to all locations, branches, campuses, clinical training facilities, buildings, classrooms, learning sites and facilities at which any portion of an educational program is offered or taught in whole or in part by or in association with the Institution.  The Sellers have delivered or made available to the Buyers true, complete and correct copies of all Educational Approvals.

(b) Except as set forth on Section 4.15(b) of the Disclosure Schedule, the Educational Approvals set forth on Section 4.15(a) of the Disclosure Schedule, copies of which have been provided to the Buyers, are true, complete and correct and in full force and effect, including provisional and non-provisional certifications, and no proceeding, audit, review or investigation for, or which reasonably would be expected to result in, the suspension, limitation, revocation, condition, restriction, withdrawal, termination or cancellation of any of them, or the imposition of a fine or material liability, is pending or, to the Knowledge of the Sellers, has been threatened.  Except as set forth on Section 4.15(b) of the Disclosure Schedule, to the Knowledge of the Sellers, there are no facts, circumstances or omissions concerning the AUC Entities or the Institution which reasonably would be expected to result in such a proceeding, audit, review or investigation.  None of the AUC Entities nor the Institution has received any notice that any of the Educational Approvals set forth on Section 4.15(a) of the Disclosure Schedule will not be renewed (to the extent that renewal is required) and there is no basis for any such nonrenewal (if applicable).

(c) No Educational Agency that issues a Post-Closing Educational Notification and Approval has notified any of the AUC Entities or the Institution that such agency will not issue such an approval or that any such approval will contain any Adverse Terms and Conditions.

Section 4.16 Compliance with Educational Laws.

(a) Since the Compliance Date, and except as set forth on Section 4.16(a) of the Disclosure Schedule, the AUC Entities and the Institution have been and are in compliance in all material respects with any and all applicable Educational Laws and Educational Approvals, including the timely submission of financial statements to U.S. DOE in accordance with 34 C.F.R. 668.23.  Further, and except as set forth on Section 4.16(a) of the Disclosure Schedule, and without limiting the generality of the foregoing:

(i) The Institution currently holds and, since the Compliance Date, has held all Educational Approvals required by any Educational Agency as set forth in Section 4.16(a), including all Educational Approvals for each education program the Institution has offered, for recruitment of students, for eligibility of students for professional licensure, and for each campus, location, or facility where all or any portion of an educational program was offered.

(ii) Since the Compliance Date, the Institution has complied in all material respects with, and is in compliance with, the terms and conditions of all such Educational Approvals.  Since the Compliance Date, the Institution has complied in all material respects with, and is in compliance with, all Educational Laws of all applicable Educational Agencies.

(iii) Except as set forth on Section 4.16(a) of the Disclosure Schedule, since the Compliance Date, the Institution has timely notified, and obtained all required approvals from, all applicable Educational Agencies for each substantive change, any including changes in ownership or control, or the addition of programs or locations.

(iv) Since the Compliance Date, none of the AUC Entities nor the Institution have received notice that it or the Institution is or was in violation of any of the terms or conditions of any Educational Approval or alleging the failure to hold or obtain any Educational Approval.  There are no facts or circumstances concerning the operations or management of the Institution that reasonably could result in the denial or delay in issuance of any Educational Approval to be issued in connection with the consummation of the transactions contemplated under this Agreement.

(v) The facility listed on Section 4.16(a)(v) of the Disclosure Schedule is and, since the Compliance Date, has been the only address at which the Institution has offered educational instruction.  With respect to any facility that has closed or at which the Institution ceased offering instruction, the Institution materially complied with all applicable Laws and all Accrediting Body and Educational Agency standards related to the closure or cessation of instruction at a location or campus, including requirements for teaching out students from that location or campus.

(vi) Section 4.16(a)(vi) of the Disclosure Schedule lists each clinical site that provides medical rotations to students of the Institution as of the Closing Date, pursuant to the terms of an affiliation agreement or otherwise.

(b) Without limiting the foregoing provisions in Section 4.16(a) and except as set forth on Section 4.16(b) of the Disclosure Schedule:

(i) The Institution is, and since the Compliance Date has been, in material compliance with all applicable rules, regulations and requirements pertaining to the Institution’s participation in the Title IV Programs.  Except as set forth on Section 4.16(b) of the Disclosure Schedule, there are no facts, circumstances, or omissions concerning the Institution that reasonably could result in a finding of material non-compliance with regard to such rules, regulations and requirements.  Without limiting the foregoing:

(1) The Institution is in compliance with, and has, since the Compliance Date, complied with 34 C.F.R. §§ 600.51-57 concerning foreign graduate medical schools.

(2) Since the Compliance Date, the Institution has not lacked, and has not received notice from the U.S. DOE or any Educational Agency that it lacked, financial responsibility or administrative capability.

(3) Since the Compliance Date, the Institution has not received notice of a request by any Educational Agency or Governmental Authority, that AUCNV or the Institution post, nor has the Institution otherwise been required to post, a letter of credit or other form of surety with respect to the Institution for any reason, including any request for a letter of credit based on late refunds pursuant to 34 C.F.R. § 668.173, 34 C.F.R. § 668.15 or any predecessor regulation.

(4) Since the Compliance Date, the U.S. DOE has not placed the Institution on either the cash monitoring or reimbursement methods of payment.

(5) Since the Compliance Date, the Institution has timely filed with the U.S. DOE all required compliance audits and audited financial statements, including those required by 34 C.F.R. § 668.23 or any predecessor regulation.

(6) Section 4.16(b) of the Disclosure Schedule lists the official published final cohort default rates for the Institution calculated by the U.S. DOE and issued pursuant to 34 C.F.R. § 668.181-186 or predecessor regulations, for the fiscal years 2007 and 2008 and with respect to 2009, the draft cohort default rate.

(7) For each fiscal year ending on or after the Compliance Date and for the period January 1, 2011 to the Closing Date, the Institution has not derived more than ninety percent (90%) of its revenues from Title IV Program funds as determined in accordance with 34 C.F.R. § 600.5(d) and § 600.5(e) and published guidance issued thereunder for any fiscal year ending prior to August 14, 2008, or as determined in accordance with the Higher Education Opportunity Act, (Public Law 110-315, enacted on August 14, 2008), 20 U.S.C. §§1094(a)(24) and (d)(1) for any fiscal year ending on or after August 14, 2008.  Section 4.16(b) of the Disclosure Schedule lists a correct statement of the percentage of revenue from Title IV Program funds as determined in accordance with this Section for the fiscal years ending December 31, 2007, 2008, 2009 and 2010.

(ii) In accordance with 34 C.F.R. §668.14(b)(22), the Institution does not provide, and since the Compliance Date, has not provided or contracted with any Person that provides any commission, bonus or other incentive payment based directly or indirectly on success in securing enrollments or awarding financial aid to any Persons engaged in any student recruiting or admissions activities or in making decisions regarding the awarding of student financial aid.

(iii) Since the Compliance Date, no principal, affiliate (as those terms are defined in 34 C.F.R. Part 85), owner, shareholder, member, manager, trustee, or officer of AUCNV or the Institution or any other Person holding an ownership interest in AUCNV or the Institution, whether legal or equitable, is or has been a principal, affiliate (as those terms are defined in 34 C.F.R. Part 85), owner, shareholder or trustee or held an ownership interest, whether legal or equitable, in any other post-secondary institution (whether or not participating in the Title IV Programs).

(iv) Since the Compliance Date, no Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.174(c)(3)) over the Institution or member of such Person’s family (as the term “family” is defined in 34 C.F.R. § 668.174(c)(4)), alone or together, (A) exercises or exercised substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.2) over another school or third-party servicer that owes a Liability for a violation of a Title IV Program requirement, or (B) owes a Liability for a Title IV Program violation.

(v) No Person that exercises substantial control (as the term “substantial control” is defined in 34 C.F.R. § 668.2) over the Institution, or member of such Person’s family, has filed for relief in bankruptcy or had entered against it an order for relief in bankruptcy.

(vi) None of the AUC Entities, the Institution, nor, to the Knowledge of the Sellers, any of their employees has pled guilty to, pled nolo contendere to, or been found guilty of, a crime involving the acquisition, use or expenditure of funds under the Title IV Programs or been judicially determined to have committed fraud involving Title IV Program funds.

(vii) No principal or, to the Knowledge of the Sellers, any Affiliate of the AUC Entities or the Institution has been debarred or suspended, or engaged in any activity that is a cause for debarment or suspension, pursuant to the U.S. DOE regulations at 34 C.F.R. Part 85.

(viii) Since July 1, 2006, the Institution has not offered any program or course of instruction in whole or in part via telecommunications or correspondence to students who were separated from their instructor in time or place.

(c) Except as set forth on Section 4.16(c) of the Disclosure Schedule, since the Compliance Date, no clinical training facility that provides or provided clinical medical education to the Institution’s students has notified the Institution that it intends to end its affiliation agreement with the Institution.

(d) Since the Compliance Date, the Institution has not offered educational programs or courses on behalf of any other institution nor has any other institution offered educational programs or courses on behalf of the Institution.

(e) The Sellers have delivered or made available to the Buyers true, complete and correct copies of all correspondence (excluding public correspondence routinely sent to, or received from, any Educational Agency) received from or sent by or on behalf of the Institution to any Educational Agency to the extent such correspondence was sent or received since the Compliance Date or relates to any pending matter.

(f) The Sellers have delivered or made available to the Buyers all policy manuals and other statements of procedures or instruction relating to (i) recruitment of students at the Institution, including procedures for assisting in the application by prospective students for direct or indirect funding under state or Title IV Programs; (ii) admissions procedures, including any descriptions of procedures for insuring compliance with federal, state and accrediting body requirements applicable to such procedures; (iii) procedures for encouraging and verifying attendance, minimum required attendance policies, and other relevant criteria relating to course performance requirements and completion; and (iv) procedures for processing, disbursing, and returning Title IV Program funds, except as contained in the catalogs of each the Institution previously provided or made available to the Buyers (collectively, the “Policy Guidelines”).  The Sellers have delivered or made available to the Buyers true, complete and correct copies of all Policy Guidelines.

Section 4.17 Insurance.  Section 4.17 of the Disclosure Schedule contains a true, complete and correct list of each insurance policy maintained by the AUC Entities in connection with the Business and the Purchased Assets (the “Insurance Policies”), including the name of the insurer and policy number.  The Insurance Policies are in full force and effect, all premiums due thereon have been paid, and the applicable Seller is not in breach or default thereunder.  Section 4.17 of the Disclosure Schedule sets forth a description of any claims pending, and any claims that have been asserted since the Compliance Date with respect to each such insurance policy.  The Sellers have delivered to the Buyers true, complete and correct copies of all of the Insurance Policies (including all renewals thereof and endorsements thereto) and any pending applications for insurance coverage.  Since the Compliance Date, no AUC Entity has received any notice or other communication regarding any actual or possible (a) cancellation or invalidation of any Insurance Policy, (b) refusal of any coverage or rejection of any pending claim under any Insurance Policy, or (c) material adjustment in the amount of the premiums payable with respect to any Insurance Policy.

Section 4.18 Licenses and Permits.  Each of the AUC Entities possesses all material Permits (collectively, the “Material Permits”) necessary for the operation of the Business as currently conducted and all such Material Permits are valid and in full force and affect. Section 4.18 of the Disclosure Schedule contains a true, complete and correct list of all Permits held by the AUC Entities.  There is no Legal Proceeding pending or, to the Knowledge of the Sellers, threatened that would result in the termination, revocation, suspension or restriction of any Transferred Permit or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Transferred Permit.

Section 4.19 Related-Party Transactions.  Other than with respect to the Excluded Assets or the Retained Liabilities, and except as set forth on Section 4.19 of the Disclosure Schedule, no current officer, director, shareholder or Affiliate of any AUC Entity or any individual in such officer’s, director’s or shareholder’s immediate family or their Affiliates (a) is a party to any Contract with any of the AUC Entities or (b) has or claims to have any direct or indirect interest in any tangible or intangible property used or held for use by any of the AUC Entities, in each case with respect to the Business or the Purchased Assets.

Section 4.20 Material Contracts.

(a) Section 4.20(a) of the Disclosure Schedule sets forth a list of all Contracts, including all amendments and supplements thereto, to which any of the Purchased Assets are, or the Business is, bound or affected and to which any of the AUC Entities is a party or by which any of the AUC Entities is bound, in each case, in connection with, relating to, or arising out of the Business or the Purchased Assets, meeting any of the descriptions set forth below (collectively referred to herein as the “Material Contracts”):

(i) all Contracts or group of related Contracts with the same party for the purchase of products or services, under which any of the AUC Entities reasonably may be expected to purchase $75,000 or more of products or services during the twelve (12) months from the Closing Date and which cannot be terminated on less than sixty (60) days notice without penalty;

(ii) all employment Contracts (excluding Contracts with faculty) pursuant to which the annual base salary for an employee is greater than $100,000;

(iii) any Contracts (excluding Contracts with faculty) with employees, consultants, directors or independent contractors containing severance, noncompetition, or proprietary rights provisions;

(iv) all Contracts with faculty of the Institution;

(v) all personal property leases involving payment obligations over the remaining term of the lease in excess of $50,000;

(vi) all capitalized leases;

(vii) all Contracts pursuant to which any of the AUC Entities has been granted a license or otherwise uses any other Person’s Intellectual Property (other than off-the-shelf software subject solely to “shrink-wrap” or non-negotiable licenses) (“Licenses”);

(viii) all Contracts with Governmental Authorities;

(ix) any Contract that creates a partnership or joint venture, or a similar agreement involving a sharing of profits, losses, costs or liabilities with any other Person;

(x) any Contract that restricts any of the AUC Entities from engaging, or competing with any Person, in any line of business in any geographic area or restricts any of the AUC Entities from soliciting certain employees;

(xi) all Contracts (or group of related Contracts) under which any of the AUC Entities has created, incurred, assumed, or guaranteed any Indebtedness;

(xii) any Contract, whether or not fully performed, relating to any acquisition or disposition of any shares of capital of any AUC Entity or any predecessor in interest of any AUC Entity, or any acquisition or disposition of any subsidiary, division or line of business;

(xiii) any Contract with or relating to any clinical site;

(xiv) except as contemplated in connection with this Agreement, any Contract relating to the acquisition by any AUC Entity of any operating business, assets or capital stock of another Person;

(xv) all Contracts for capital expenditures in excess of $25,000;

(xvi) all Contracts with a contractor for services, sales representative, distributor, dealer, broker, sales agency, advertising agency or other Person engaged in sales, distributing or promotional activities, or any Contract to act as one of the foregoing on behalf of any Person, in each case, involving payment obligations over the remaining term of the Contract in excess of $50,000;

(xvii) except as referenced in Section 4.23, any Contract that requires the payment of royalties, commissions, finders’ fees or similar payments involving payment obligations over the remaining term of the Contract in excess of $50,000; and

(xviii) any settlement or similar Contract under which any of the AUC Entities has remaining obligations;

(xix) all powers of attorney or agency agreements with any Person given by any of the Sellers that are currently effective and outstanding pursuant to which such Person is granted the authority to act for or on behalf of any AUC Entity or any AUC Entity is granted the authority to act for or on behalf of any Person, other than Tax powers of attorney, granted in the Ordinary Course of Business; and

(xx) any other Contract material to the Business, the Purchased Assets or any of the AUC Entities.

(b) The Sellers have made available to the Buyers in the Dataroom (i) a true, complete and correct copy of each written Material Contract and (ii) a summary of each oral Material Contract prior to the Closing Date.  None of the AUC Entities nor, to the Knowledge of the Sellers, any other party to any Material Contract, is in breach of, or in default under, any Material Contract.  To the Knowledge of the Sellers, there is no event or condition that with notice or lapse of time, or both, would constitute such a breach or default; and none of the AUC Entities has received any written notice of any breach or default or event that with notice or lapse of time, or both, would constitute such a breach or default by any of the AUC Entities.  To the Knowledge of the Sellers, there have been no threatened cancellations of, or any dispute under, any Material Contract nor, to the Knowledge of the Sellers, does there exist the basis for any such cancellation or dispute.  Each Material Contract is in full force and effect, and is valid and enforceable in accordance with its respective terms, subject to the effect of any applicable Laws relating to bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or preferential transfers, or similar Laws relating to or affecting creditors’ rights generally and subject, as to enforceability, to the effect of general principles of equity (regardless of whether such enforceability is considered in a Legal Proceeding in equity or at Law).

(c) Except as set forth on Section 4.20(c) of the Disclosure Schedule, the applicable AUC Entity has the right to assign to the Buyers each Purchased Contract without notice, modification, cancellation or consent, or if such notice or consent is required, the AUC Entities have given notices to the third parties and used commercially reasonable efforts to obtain the third party consents set forth on Section 4.20(c) of the Disclosure Schedule, and such transfer will provide to the Buyers all of the rights of the applicable AUC Entity under such Material Contract, free and clear of any Liens, other than Permitted Liens.

Section 4.21 Intellectual Property.

(a) Section 4.21(a) of the Disclosure Schedule sets forth a true, complete, and correct list of all Registered Transferred Intellectual Property and all material unregistered trademarks and copyrights.  For each item of Registered Transferred Intellectual Property set forth in Section 4.21(a) of the Disclosure Schedule, such Schedule specifies: (i) the nature of such Registered Transferred Intellectual Property; (ii) the owner of such Registered Transferred Intellectual Property; (iii) the jurisdictions by or in which such Registered Transferred Intellectual Property has been issued or registered or in which an application for such issuance or registration has been filed; (iv) the registration or application numbers; and (v) the termination or expiration dates.

(b) Except as set forth in Section 4.21(b) of the Disclosure Schedule, the AUC Entities own and possess all right, title and interest in and to, or possess the valid and enforceable right to use, all Transferred Intellectual Property and applications therefor.  To the Knowledge of the Sellers, there are no facts, circumstances or information that: (i) could reasonably be expected to render any Registered Intellectual Property invalid or unenforceable; (ii) could reasonably be expected to adversely affect any pending application for registration of any Transferred Intellectual Property; or (iii) could reasonably be expected to adversely affect or impede the ability of the Buyers to use any Transferred Intellectual Property under applicable Law as it is currently used in connection with the Business.

(c) Except as set forth on Section 4.21(c) of the Disclosure Schedule, no AUC Entity has sold, transferred, assigned, licensed or subjected to any Lien any Transferred Intellectual Property or any interest therein.  The ownership of the entire right, title, and interest in any Registered Transferred Intellectual Property has been, as of the Closing Date, recorded, dispatched for recording, or filed with the relevant filing office, solely in the name of an AUC Entity or the AUC Entities.

(d) Except as set forth in Section 4.21(a) of the Disclosure Schedule, the AUC Entities have the right to transfer all Licenses to the Buyers and have, as of the Closing Date, obtained all necessary consents in connection therewith.  All Licenses permit the use of the Licensed Intellectual Property as used in and material to conduct the Business.

(e) Except as set forth in Section 4.21(e) of the Disclosure Schedule, no AUC Entity has received any notices of, nor to the Knowledge of the Sellers are there any facts which indicate a likelihood of, any claims of infringement or misappropriation from any third party of that party’s Intellectual Property.

(f) Except as set forth in Section 4.21(f) of the Disclosure Schedule, to the Knowledge of the Sellers, no third party is infringing, violating, diluting, misusing, or misappropriating any Transferred Intellectual Property.

(g) None of the AUC Entities or their Affiliates has, in connection with the operation of the Business, infringed, violated, diluted, misused, misappropriated, or otherwise conflicted with any other Person’s Intellectual Property.

(h) All material fees, taxes, annuities, and other payments associated with the filing, prosecuting, issuing, recording, registering, or maintaining any Registered Intellectual Property have been paid in full through the Closing Date in a timely manner to the proper Governmental Authority.

(i) The AUC Entities have taken all customary measures and precautions necessary to protect the value of the Transferred Intellectual Property, including the confidentiality of any trade secrets or other confidential information, and to the Knowledge of the Sellers, there has been no unauthorized access to any confidential data used in the Business.  The AUC Entities maintain customary policies and procedures regarding data security and privacy.

Section 4.22 Suppliers.

(a) Section 4.22(a) of the Disclosure Schedule sets forth a true, complete and correct list of those suppliers that have provided raw materials, products, supplies or services to any of the AUC Entities in connection with the Business at a cost to any of the AUC Entities of greater than $150,000 during the twelve (12) months prior to the Closing Date (each a “Material Supplier”).

(b) Except as set forth on Section 4.22(b) of the Disclosure Schedule, no AUC Entity has received any written or (to the Knowledge of the Sellers) oral notice from any Material Supplier stating that such supplier will, or intends to, terminate, reduce its respective annual volume with the applicable AUC Entity or otherwise modify in any material respect its relationship with the applicable AUC Entity.

Section 4.23 No Brokers.  Except with respect to the broker representing the AUC Entities in this transaction, Credit Suisse Securities (USA) LLC, no AUC Entity has incurred, directly or indirectly, any obligation for any finder’s or broker’s or agent’s fees or commissions or similar compensation in connection with the transactions contemplated by this Agreement and the other Transaction Documents.  All the fees and expenses to which Credit Suisse Securities (USA) LLC is entitled in connection with such engagement will be paid by the AUC Entities at the Closing.

Section 4.24 Certain Business Practices.  No AUC Entity nor any director, officer, agent or employee of any AUC Entity, acting in activities in connection with the Business, has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; (c) made any contributions, payments, gifts or any other inducements constituting criminal bribery; or (d) accepted or received any illegal contributions, payments or gifts.  The internal accounting controls of the AUC Entities are adequate to detect any of the foregoing.

Section 4.25 Accounts Payable.  The accounts payable of the AUC Entities in connection with, relating to, or arising out of the Business reflected in the Interim Financial Statements or accrued since the date of the most recent Interim Financial Statements arose from bona fide transactions in the Ordinary Course of Business and have been determined in accordance with GAAP.

Section 4.26 Receivables.  All accounts receivable of the AUC Entities (the “Receivables”) resulted from the bona fide sale of inventory or services by the AUC Entities or represent other bona fide obligations in favor of the AUC Entities.  The Receivables in the aggregate are current and not subject to any pending or threatened defense, counterclaim, right of offset, returns, allowances or credits, except to the extent reserved in accordance with GAAP in the Interim Financial Statements.

Section 4.27 Sufficiency of Assets.  The Purchased Assets, whether real or personal, tangible or intangible, (a) comprise all of the assets, properties and rights that are necessary or appropriate to conduct the Business as it is currently conducted, or planned to be conducted, and (b) comprise all of the assets, properties and rights that are currently used by the AUC Entities to conduct the Business.  All of the tangible Purchased Assets are, in all material respects, suitable for the purposes for which they are used in the Business and are, except for ordinary wear and tear, in good condition and repair.

Except for the representations and warranties set forth in this Article IV, (a) none of the Sellers or any other Person are making any other representations or warranties, written or oral, statutory, express or implied, with respect to the Business, the Purchased Assets or the AUC Entities or their respective business, operations, assets, stock, Liabilities, condition (financial or otherwise) or prospects, and (b) the Buyers hereby expressly waive any representation or warranty, express, implied, at common law, by statute or otherwise relating to the accuracy or completeness of any information, data or other materials (written or oral) heretofore furnished to the Buyers, and the Buyers are solely relying on the representations and warranties made in this Article IV.  Notwithstanding the foregoing, the Buyers may rely on the information provided in the Tax Agreements, subject to the terms and conditions set forth in Article VIII.

ARTICLE 5
COVENANTS

Section 5.1 Further Assurances.  From and after the Closing, upon the reasonable request of any other Party, each Party shall execute, acknowledge and deliver, for no additional consideration, all such further documents as may be required to carry out the transactions contemplated by this Agreement.  If, after the Closing Date, any of the AUC Entities shall receive any remittance from any account debtors with respect to the Receivables or any other sums which, in accordance with the terms of this Agreement, have been sold conveyed, assigned or transferred to the Buyers, or are otherwise for the account of the Buyers, such Seller shall, or, as applicable, to the other applicable AUC Entity, endorse such remittance to the order of the Buyers and forward it to the Buyers promptly following receipt thereof.

Section 5.2 Litigation Support.  In the event and for so long as any Party actively is contesting or defending against any Legal Proceeding in connection with (a) any transaction contemplated under this Agreement or any other Transaction Document, or (b) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving any of the Purchased Assets, Excluded Assets, Assumed Liabilities or Retained Liabilities, each Party will, and will cause their Affiliates to, reasonably cooperate with the other Party or its counsel, upon receipt of reasonable notice and during normal business hours, in the contest or defense, make available its personnel, and provide reasonable access to its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification pursuant to Article IX).

Section 5.3 Access to Books and Records.  From and after the Closing, the Buyers shall provide the Sellers and their respective authorized representatives with reasonable access for any proper purpose (for the purpose of examining and copying at the Sellers’ expense), during normal business hours, to the books and records relating to the Business, the Institution or the Purchased Assets with respect to periods prior to the Closing Date.  Unless otherwise consented to in writing by the Sellers, the Buyers shall not be permitted, for a period of seven (7) years following the Closing Date, to destroy, alter or otherwise dispose of any books and records relating to the Business, the Institution or the Purchased Assets, or any portions thereof, relating to periods prior to the Closing Date without first giving reasonable prior written notice to the Sellers and offering to surrender to the Sellers such books and records or such portions thereof.

Section 5.4 Prosecution and Maintenance of Registered Transferred Intellectual Property.  Promptly after the Closing Date, the Sellers will transfer, or cause to be transferred, to the Buyers the originals of the AUC Entities’ files for any registration or proceeding relating to the Registered Transferred Intellectual Property, and promptly following the Closing Date shall cause its attorneys and agents to transfer the originals of their files for all registrations or proceedings relating to the Registered Transferred Intellectual Property to the Buyers or their designee.  Until the AUC Entities and such attorneys and agents of the AUC Entities transfer such files and responsibilities as requested by the Buyers or their designees, at the Buyers’ request and expense, the Sellers will, or, as applicable, will cause the other applicable AUC Entity to, continue to, and cause its attorneys and agents to (a) prosecute all pending applications contained within the Transferred Intellectual Property and (b) make all maintenance or annuity payments or other filings required to maintain the Transferred Intellectual Property in force, all as directed by the Buyers or their designees. For three (3) years after the Closing Date, the Sellers shall, or, as applicable, will cause the other applicable AUC Entity to, at the Buyers’ request and expense, cooperate with the Buyers and their designees as reasonably requested by the Buyers in connection with the prosecution, maintenance, defense, and enforcement of the Transferred Intellectual Property.  The AUC Entities may retain copies of such files and direct its outside attorneys to retain copies of such files.

Section 5.5 Post-Closing Regulatory and Other Authorizations.  The Sellers shall, and shall cause their Affiliates (including the other AUC Entities) and outside accountants and other advisors to, cooperate fully with the Buyers and use all commercially reasonable efforts in good faith to assist the Buyers in obtaining any authorizations, consents, orders and approvals (including any Post-Closing Educational Approvals and Notifications) and making any filings and submissions (including the delivery of audited financial statements as of the Closing Date to the U.S. DOE) that may be or become necessary for their execution and delivery of, and the performance of their obligations pursuant to, this Agreement and the other Transaction Documents; provided, however, that the Sellers shall have no obligation to give any guaranty or other consideration of any nature in connection with any authorizations, consents, orders, approvals, filings and submissions.  The Sellers agree to provide, and to cause the other AUC Entities to provide, to the Buyers such information as any Educational Agencies or the other parties may require in connection with their review of any related filing, submission or application.  The Sellers agree to cooperate, and to cause the other AUC Entities to cooperate, at the Buyers’ expense after the Closing to assist the Buyers to obtain or renew any Educational Approvals or any other necessary authorizations and approvals from Governmental Authorities or Educational Agencies with respect to the Institution, including obtaining U.S. DOE Approvals on a provisional basis after the Closing Date.

Section 5.6 Litigation.

(a) The Parties acknowledge that there is litigation presently pending between, variously, one or more of the AUC Entities against other Persons (the “Pending Litigation”), including the Pending Litigation set forth on Section 5.6(a) of the Disclosure Schedule.

(b) The Parties agree that except as set forth on Section 5.6(b) of the Disclosure Schedule, all of the Pending Litigation shall be Retained Liabilities and/or Excluded Assets, as applicable, and shall not be transferred to the Buyers.

(c) Following the Closing, the Sellers will, and will cause their Affiliates to, cooperate with the Buyers in taking all actions necessary or advisable to join or substitute the appropriate Buyer as a defendant in the AUC IP Dispute, including any actions necessary pursuant to Section 512.01 of the Trademark Trial and Appeal Board Manual of Procedure.  Following such joinder or substitution, and for so long as the appropriate Buyer actively is contesting or defending the AUC IP Dispute, each Seller will, and will cause their Affiliates and counsel to, (i) reasonably cooperate with the appropriate Buyer or its counsel, upon receipt of reasonable notice and during normal business hours, in the contest or defense of the AUC IP Dispute, make available its personnel, and provide reasonable access to its books and records as shall be necessary in connection with the contest or defense; and (ii) otherwise cease, in all respects, any and all actions related to the contest or defense of the AUC IP Dispute.

(d) Set forth on Schedule 5.6(d) are certain agreements among the Parties with respect to the matter identified as item #23 under the heading “Legal Proceedings Pending or Threatened or Concluded” in Section 4.8(a) of the Disclosure Schedule.

Section 5.7 Restrictive Covenants.

(a) For a period commencing on the Closing Date and terminating on the fifth (5th) anniversary of the Closing Date (the “Restricted Period”), the Sellers, Dr. Paul S. Tien and Yife Tien (collectively, with their respective Affiliates, the “Restricted Persons”) agree that they shall not, and shall cause their respective Affiliates not to, directly or indirectly, (i) own any interest in, manage, control, participate in (whether as a partner, stockholder, agent, representative or otherwise) or in any other manner engage in the Restricted Business; (ii) consult with, or provide services to, any Person on any matters included within the definition of Restricted Business; (iii) solicit, divert, entice or otherwise take away any suppliers, including clinical sites, or customers of the Restricted Business; provided, however, the foregoing provision shall not apply to the actions, business or operations of Rocky Vista University or any other osteopathic medical school so long as such university or school does not operate as an allopathic medical school; or (iv) solicit, divert, entice or otherwise take away any Transferred Individuals; provided, however, that nothing herein shall prohibit the Restricted Persons, in the aggregate, from being passive owners of not more than ten percent (10%) of the outstanding stock of any class of a Person which is publicly traded so long as none of such Restricted Persons has any active participation in the business of such Person.

(b) For purposes of this Agreement, the term “Restricted Business” means, collectively, (i) the business of operating any allopathic medical school (other than the Institution, if either Dr. Paul S. Tien or Yife Tien remain in its employ) in South America, Central America or the islands and territories of the Caribbean Sea and (ii) the business of operating any allopathic medical school in North America in which at least a majority of the students of such school are U.S. residents.

(c) If, at the time of enforcement of the provisions of this Section 5.7, a court or an arbitration award shall hold or determine that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area.  Each of the Parties acknowledges and agrees that remedies at law may be inadequate to protect the Parties against any breach of the provisions of this Section 5.7, and, without prejudice to any other rights and remedies otherwise available to the Buyers, each of the Sellers, Dr. Paul Tien and Yife Tien agrees that the Buyers may seek injunctive relief to enforce the provisions of this Section 5.7.

(d) Each of the Sellers, Dr. Paul Tien and Yife Tien hereby acknowledges that it and its Affiliates are familiar with the trade secrets and other confidential information relating to the Business.  Each of the Sellers, Dr. Paul Tien and Yife Tien acknowledges and agrees that Buyers would be irreparably damaged if any Restricted Person were to breach the covenants contained in this Section 5.7.  Each of the Sellers, Dr. Paul Tien and Yife Tien further acknowledges and agrees that the covenants and agreements set forth in Section 5.7 were a material inducement to the Buyers entering into this Agreement and to perform its obligations hereunder, and that the Buyers would not fully obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the Parties hereto if any of the Sellers, Dr. Paul Tien or Yife Tien breached the provisions of this Section 5.7.

(e) From and after the Closing, Yife Tien shall prevent Rocky Vista University from utilizing in any manner the license granted pursuant to the eBook Perpetual License Agreement, dated December 19, 2008, by and between Ovid Technologies, Inc. and Medical Education Services, Inc. dba Medical Education Administrative Services.

Section 5.8 Transfer Taxes.  The Sellers, jointly and severally, shall pay one hundred percent (100%) of any transfer tax, stamp tax, stock transfer tax, recordation tax or other similar Tax imposed on any of the Parties as a result of the transfer of the Purchased Assets or the other transactions contemplated by this Agreement and the other Transaction Documents (collectively, the “Transfer Taxes”), and any penalties or interest and legal fees incurred with respect to the Transfer Taxes.  The Buyers agree to cooperate with the Sellers at the Sellers’ expense in the filing of any returns with respect to the Transfer Taxes, including reasonably promptly supplying any information in the Buyers’ possession that is reasonably necessary to complete such returns.

Section 5.9 Post-Closing Assignment.  Following the Closing, to the extent that any of the Purchased Assets have not been assigned, transferred or otherwise conveyed to the Buyers as of the Closing (each, a “Post-Closing Assignment”), at the request of the Buyers or upon discovery by the Sellers, the Sellers shall, or, as applicable, shall cause the other applicable AUC Entity to, execute and deliver such instruments and take such action as the Buyers may reasonably determine is necessary to transfer, convey and assign such assets to the Buyers and to confirm the Buyers’ title to or interest in the Purchased Assets, to confirm the Buyers’ ownership over the Purchased Assets and put the Buyers (or the Buyers’ Affiliates) in actual possession and operating control thereof and to assist the Buyers (or the Buyers’ Affiliates) in exercising all rights with respect thereto; provided, however, with respect to any Purchased Asset that is not assigned, transferred or conveyed to the Buyers at the Closing on account of the fact that such assignment, transfer or conveyance is not permitted or is not permitted without the consent of any third party (a “Nonassigned Asset”), this Agreement nor any other Transaction Document shall not be deemed to constitute an assignment of any such Nonassigned Asset, if such consent is not given or if such assignment, transfer or conveyance otherwise would constitute a breach of, or cause a loss of contractual benefits under, any such Nonassigned Asset, and the Buyers shall assume no obligations or liabilities thereunder.  Notwithstanding any provision of this Agreement to the contrary, the Sellers will, and will cause the other AUC Entities to, use their best efforts to obtain any consent required to assign any Nonassigned Asset, without any conditions to such transfer or changes or modifications of terms thereunder, and if any such consent cannot be obtained, the Sellers will, or, as applicable, will cause the other applicable AUC Entity to, provide for the Buyers any arrangement reasonably requested by the Buyers intended to provide the Buyers with all of the benefits of such Purchased Asset, including entering into a sublease or subcontract on the same terms and conditions as the underlying contract or bringing appropriate legal action seeking to enforce for the benefit of the Buyers any and all rights of the AUC Entities against the other party or parties to any such Nonassigned Asset for which consent is not obtained by the AUC Entities.  Notwithstanding any provision of this Agreement to the contrary, the Buyers acknowledge and agree that, (a) to the extent the Buyers (or any of the Buyers’ Affiliates) incur only immaterial Losses as a result of a Post-Closing Assignment of any non-material Purchased Asset or Nonassigned Asset and the AUC Entities attempted in good faith to cause the pre-Closing assignment of all Purchased Assets, the Buyers shall be precluded from seeking indemnification for any breach of Section 4.4(b) as a result of such Post-Closing Assignment of a non-material Purchased Asset or Nonassigned Asset and (b) in the event (i) that a consent to assign a Purchased Asset or related approval has not been obtained or is not transferable prior to the Closing, (ii) the requirement to obtain such consent or approval has been disclosed in Section 4.5 of the Disclosure Schedule, and (iii) the Buyers proceed with the Closing, then the Buyer Indemnified Parties shall not be entitled to indemnification or sue for Losses or to assert any other rights or remedy for any Losses on account of the fact that such consent or approval was not obtained prior to Closing (it being understood and agreed that this clause (b) shall in no event limit any rights or remedies that the Buyers may have on account of actions or inactions by the Sellers subsequent to the Closing).

Section 5.10 Excluded Assets.  The Sellers shall reasonably promptly after the Closing Date remove from the Transferred Owned Real Property or the Seller Transferred Leased Real Property, as applicable, all Excluded Assets which are physically located thereat.

Section 5.11 Change of Corporate Name.  Within at least forty-five (45) Business Days following the Closing Date, the Sellers shall deliver to the Buyers duly executed and acknowledged amendments to the AUC Entities’ respective Charter Documents or other appropriate documents which are required to change each AUC Entity’s corporate name to a new name bearing no resemblance to its present name so as to make each AUC Entity’s present name available to the Buyers.

Section 5.12 Employee Matters.

(a) The parties acknowledge and agree that (i) the employees and independent contractors of the AUC Entities listed on Schedule 5.12(a) (the “Schedule 5.12(a) Individuals”), (ii) the Additional Section 5.12 Individuals, and (iii) Ron Testa (collectively, the “Identified Individuals”) shall upon the Closing remain employees or independent contractors, as applicable, of the AUC Entities.  Commencing on the Closing Date and continuing until August 31, 2011 (the “Transfer Date”), the AUC Entities shall (A) use their commercially reasonable efforts to maintain the employment or engagement of the Identified Individuals, (B) continue to provide the Identified Individuals with substantially the same compensation and benefits (if any) as such Identified Individuals received prior to the Closing (it being understood and agreed that as a general matter the compensation and benefits will be paid to the Identified Individuals by AUCNV; provided that the Identified Individuals who currently receive all or a portion of their compensation and benefits from MEAS will be paid such compensation and benefits (or portion thereof) by MEAS), (C) use their commercially reasonable efforts to make the Identified Individuals available to the Buyers on the same basis, either as full-time or part-time, as such Identified Individuals were available to the AUC Entities prior to the Closing, and (D) instruct such Identified Individuals to continue to provide services to the Institution in substantially the same manner as such Identified Individuals provided to the Institution prior to the Closing (or such other manner as reasonably requested by the Buyers).

(b) As soon as reasonably practicable after the Closing Date (and in any event at least ten business days prior to the Transfer Date), so long as the citizenship or immigration status of the Schedule 5.12(a) Individual permits a Buyer Offer to be made under applicable Laws, a Buyer or an Affiliate of the Buyers shall make offers of employment or independent contractor engagement (each, a “Buyer Offer”) to each of the Schedule 5.12(a) Individuals, providing for compensation at the rate set forth on Schedule 5.12(a) and employee benefits no less favorable than the benefits provided to each such Schedule 5.12(a) Individual immediately prior to the Closing Date, and on such other terms and conditions determined in the sole discretion of the Buyers, subject to applicable Laws.  With respect to Schedule 5.12(a) Individuals who are employed or engaged in St. Maarten as of the Closing Date, each of the St. Maarten Buyer and the applicable Seller shall (or, as applicable, shall cause the applicable AUC Entity to) use their reasonable best efforts to cause each such Schedule 5.12(a) Individual to execute a Settlement Agreement in the form attached hereto as Exhibit A (a “Settlement Agreement”) in connection with accepting the Buyer Offer.  With respect to each Schedule 5.12(a) Individual who accepts a Buyer Offer and duly executes a Settlement Agreement (if applicable) and all other necessary paperwork, the Sellers shall, or, as applicable, shall cause the other applicable AUC Entity to, cause the employment or engagement of each such Schedule 5.12(a) Individual to be terminated effective upon the Transfer Date (and shall be responsible for any costs and expenses, including any severance or termination costs, associated with such termination (“Identified Individual Termination Costs”)).  Each Schedule 5.12(a) Individual who accepts a Buyer Offer and who becomes an employee or independent contractor of such Buyer or its Affiliate as of the Transfer Date, as well as each individual listed on Schedule 6.7 (other than Yife Tien), shall be referred to herein as a “Transferred Individual.”  Notwithstanding anything to the contrary, nothing contained herein, express or implied, is intended to require the continued employment by any AUC Entity of any employee of, or engagement of any independent contractor to, any of the AUC Entities for any period after the Transfer Date or confer any rights to continued employment or engagement upon any such individual for any period after the Transfer Date.

(c) Effective as of the Transfer Date, (i) the Sellers shall transfer, or shall cause to be transferred, to the Buyers (or a Buyer or an Affiliate of the Buyers designated by the Buyers) sponsorship of, and all of the Sellers’ rights, powers, duties and obligations under and with respect to the Transferred Benefit Plans and the Buyers (or a Buyer or an Affiliate of Buyers designated by the Buyers) shall be substituted for the Sellers thereunder and (ii) the Buyers (or a Buyer or an Affiliate of the Buyers designated by the Buyers) shall assume sponsorship of the Transferred Benefit Plans and all of the Sellers’ rights, powers, duties and obligations under and with respect to the Transferred Benefit Plans and shall be substituted for the Sellers thereunder.  The Buyers (or applicable Affiliate of the Buyers) shall grant all Transferred Individuals credit for any service with the AUC Entities earned prior to the Closing Date for purposes of Cessantia and any other severance rights under applicable employment Laws, as well as vacation accrual and severance arrangements under any Transferred Benefit Plans, or any vacation and severance plans that may be established or maintained by the applicable Buyer or its Affiliates after the Closing Date.

(d) The parties acknowledge and agree that (i) the employees and independent contractors of the AUC Entities listed on Schedule 5.12(d) (the “Excluded Individuals”) are not Identified Individuals, (ii) neither any Seller nor any Affiliate of any Seller shall be restricted in any manner from employing, continuing to employ, engaging, hiring or otherwise contracting with any of the Excluded Individuals or Additional Section 5.12 Individuals, and (iii) neither any Buyer nor any Affiliate of any Buyer shall make offers of employment or engagement to any of the Excluded Individuals or otherwise solicit, divert, entice take away or hire any of the Excluded Individuals or Additional Section 5.12 Individuals, except in connection with or pursuant to the non-exclusive consulting arrangements described below in this Section 5.12(d).  Between the date hereof and the Transfer Date, the Buyers may, in their discretion, engage in discussions with some or all of the Additional Section 5.12 Individuals with respect to entering into a non-exclusive consulting arrangement with the Buyers to assist with the transition of the Business to the Buyers for a period not to exceed six (6) months after the Closing Date.  From and after the Transfer Date, any services provided to a Buyer or its Affiliates by any Additional Section 5.12 Individuals shall be at the Buyers’ sole cost and expense.

(e) For the avoidance of doubt, (i) all Identified Individual Termination Costs and (ii) any and all costs and expenses, including any severance or termination costs, associated with (A) Schedule 5.12(a) Individuals who do not accept a Buyer Offer or who do not otherwise become Transferred Individuals, (B) Additional Section 5.12(a) Individuals (other than any amounts that may be owing to any Additional Section 5.12(a) Individuals by the Buyers pursuant to an Employment and Consulting Agreement and pursuant to any non-exclusive consulting arrangement entered into between a Section 5.12(a) Individual and a Buyer), (C) employees and independent contractors of the AUC Entities who are not Identified Individuals (including the Excluded Individuals), shall be considered Retained Liabilities hereunder and shall be paid by the Sellers.  Notwithstanding anything to the contrary, if and to the extent required by applicable Laws, the Buyers (or an Affiliate of the Buyers) shall be solely responsible for providing continuation health coverage under Section 4980B of the Code to all “M&A qualified beneficiaries” as such term is used under Section 4980B of the Code.

Section 5.13 Guaranty by DeVry.  As an inducement to the Sellers to execute, deliver and perform their obligations under this Agreement and to consummate the transactions contemplated herein, DeVry hereby fully, irrevocably and unconditionally guaranties all obligations of the Buyers under this Agreement including the full and prompt payment and performance of all obligations of the Buyers arising hereunder or under any other Transaction Documents.

Section 5.14 Tax Matters.  After the Closing, upon reasonable written notice, the Buyers and the Sellers shall furnish or cause to be furnished to each other, as promptly as practicable, such information and assistance (to the extent within the control of such Party) relating to the Seller Assets, the Business or the Institution (including access to books and records) as is reasonably requested for the filing of all Tax Returns, making of an election related to Taxes, the preparation for any audit by any Government Authority and the prosecution or defense of any Tax proceeding relating to any Tax Return.  The Sellers and the Buyers shall cooperate with each other in the conduct of any Tax proceeding relating to Taxes involving the Seller Assets, the Business or the Institution.  Any costs or charges incurred by any of the Buyers or the Sellers as a result of such request for information, access, assistance or cooperation shall be paid for by the Party requesting the same, promptly upon submission by the Party to whom the request was made of a statement with supporting evidence of the costs or charges incurred, but in any event no later than thirty (30) days from the date of such statement.

Section 5.15 Closing of U.S. DOE Accounts.  Within twenty-four (24) hours following the Closing, the Sellers shall have delivered to the Buyers evidence that is reasonably satisfactory to the Buyers that the AUC Entities have terminated each bank account to which the AUC Entities receive funds from the U.S. DOE.

ARTICLE 6
SELLERS DELIVERIES AT CLOSING

Subject to the terms and conditions of this Agreement, at the Closing, the Sellers shall deliver or cause to be delivered to the Buyers the following documents, all in form and content reasonably satisfactory to the Buyers:

Section 6.1 Corporate Documents.  The Sellers shall have delivered to the Buyers (a) certified copies of the organizational documents set forth on Schedule 6.1 and (b) a certificate of good standing, in each case from each of the jurisdictions in which each AUC Entity is incorporated or organized and to the extent applicable in such jurisdictions.  The Sellers shall have also delivered to the Buyers any other corporate organizational materials reasonably requested by the Buyers prior to the Closing.

Section 6.2 Authorization Documents.

(a) The Sellers shall have delivered to the Buyers copies of the resolutions or written consents duly adopted by each AUC Entity’s respective governing board approving and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

(b)  The Sellers shall have delivered to the Buyers copies of the resolutions or written consents duly adopted by the shareholders of each of AUCNV and MEAS approving and authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

Section 6.3 Education Approvals.  The Sellers shall have delivered to the Buyers: (i) copies of each of the Pre-Closing Educational Notifications and Approvals, in each case without Adverse Terms and Conditions; (ii) copies of any and all notifications to or correspondence with the entities that issue Post-Closing Educational Notifications and Approvals providing reasonable assurances, which shall be satisfactory to the Buyers in its sole discretion, that all requisite Post-Closing Educational Notifications and Approvals will be obtained in a timely manner without material conditions; and (iii) a copy of the U.S. DOE’s written response to the U.S. DOE Pre-Acquisition Review Application that states its intention to issue a Temporary Provisional Program Participation Agreement promptly following the change in ownership, that does not contain any Adverse Terms and Conditions.

Section 6.4 Escrow Agreement.  The Sellers shall have delivered to the Buyers the Escrow Agreement, executed by AUCSOM and the Escrow Agent.

Section 6.5 Additional Asset and Property Transfers; Other Agreements.

(a) The Sellers shall have caused the transfer of the AUC Cayman Transferred Real Property to the St. Maarten Buyer or an Affiliate of the St. Maarten Buyer pursuant to the AUC Cayman Real Property Transfer Agreement and shall have delivered to the St. Maarten Buyer or such Affiliate the AUC Cayman Real Property Transfer Agreement, executed by AUC Cayman.

(b) The Sellers shall have caused Medical Education Information Office, Inc., a Florida corporation (“MEIO”), to have transferred certain assets, including office furniture, to MEAS prior to the Closing pursuant to a purchase agreement between MEIO and MEAS that is reasonably acceptable to the Buyers (the “MEIO Transfer Agreement”).

(c) AUCSOM shall have executed and delivered to the Buyers the Seller Real Property Transfer Agreement, executed by AUCSOM.

(d) AUCSOM shall have executed and delivered to the Buyers the Intellectual Property Transfer Agreement, executed by AUCSOM.

(e) AUCNV shall have executed and delivered to the Buyers the AUC Vehicles Transfer Agreement, executed by AUCNV.

Section 6.6 Offshore Bill of Sale and Assignment and Assumption Agreement.  The Sellers shall have delivered to the St. Maarten Buyer (a) the Offshore Bill of Sale and Assignment and Assumption Agreement, executed by AUCSOM and AUCNV and (b) the Sales and Purchase Agreement with respect to the transfer of the real property owned by AUCSOM, executed by AUCSOM.

Section 6.7 Onshore Bill of Sale and Assignment and Assumption Agreement.  The Sellers shall have delivered to the U.S. Buyer the Onshore Bill of Sale and Assignment and Assumption Agreement, executed by MEAS.

Section 6.8 Joint Defense Agreement.  The Sellers shall have delivered to the Buyers the Joint Defense Agreement attached hereto as Exhibit B (the “Joint Defense Agreement”) executed by the AUC Entities and certain of their Affiliates.

Section 6.9 Opinion of Counsel.  The Sellers shall have caused to be delivered to the Buyers the opinion letters from each of BergmanZwanikkenSnowEssed and Campbells, dated as of the Closing Date, attached hereto as Exhibit C and Exhibit D, respectively.

Section 6.10 Datasite Materials.  The Sellers shall have delivered to the Buyers a compact disk (which shall be permanent and accessible, without the need for any password, with readily and commercially available software) containing, in electronic format, all documents posted to the datasite maintained by Merrill Corporation (the “Dataroom”) on behalf of the Sellers as of the Closing.

Section 6.11 Tax Agreements.  To the extent the Tax Agreements are not delivered to the Buyers prior to Closing, the Sellers shall have delivered to the Buyers the Tax Agreements, executed by each AUC Entity and the Tax Authority.

Section 6.12 Personal Guaranty.  The Sellers shall have caused to be delivered to the Buyers the personal guaranty attached hereto as Exhibit E from Dr. Paul S. Tien, executed by Dr. Paul S. Tien.

Section 6.13 Post-Closing Educational Notification and Approval Certificate.  The Sellers shall have delivered to the Buyers a certificate signed by an officer of each Seller certifying that, to the knowledge of such officers after reasonable inquiry, the representations and warranties set forth in Section 4.15(c) are true and correct.

Section 6.14 Intentionally Reserved.

Section 6.15 Proof of Payment of Bonuses.  The Sellers shall have delivered to the Buyers evidence that is reasonably satisfactory to the Buyers that the all bonuses owing to employees of the AUC Entities for the period up to and including the date hereof have been paid.

Section 6.16 Rocky Vista Contracts.  The Sellers shall have delivered to the Buyers evidence that is reasonably satisfactory to the Buyers that Rocky Vista University is no longer receiving any products or services under the Purchased Contracts to which is was a party or a beneficiary.

Section 6.17 Employment and Consulting Agreements.  The Sellers shall have caused to be delivered to the Buyers employment agreements or consulting agreements, as applicable, with each Person listed on Schedule 6.17 (the “Employment and Consulting Agreements”), executed by each such Person as of the Closing Date but effective as of the Transfer Date.

Section 6.18 Assignment of Contractor Agreements.  The Sellers shall have delivered to the Buyers evidence that is reasonably satisfactory to the Buyers that each Contract between AUCSOM and faculty of the Institution has been assigned to AUCNV.

ARTICLE 7
BUYERS DELIVERIES AT CLOSING

Subject to the terms and conditions of this Agreement, at the Closing, the Buyers shall deliver or cause to be delivered to the AUC Entities the following documents, all in form and content reasonably satisfactory to the Sellers:

Section 7.1 Authorization Documents.  The Buyers shall have delivered to the Sellers copies of the resolutions or written consents duly adopted by each Buyer’s governing board, certified by such Buyer’s secretary, authorizing the execution, delivery and performance of this Agreement and the other agreements contemplated hereby, and the consummation of all transactions contemplated hereby and thereby.

Section 7.2 Additional Asset and Property Transfers; Other Agreements.

(a) The Buyers shall have delivered to the Sellers the AUC Cayman Real Property Transfer Agreement, executed by the St. Maarten Buyer or an Affiliate of the St. Maarten Buyer.

(b) The Buyers shall have delivered to the Sellers the Seller Real Property Transfer Agreement, executed by the St. Maarten Buyer or an Affiliate of the St. Maarten Buyer.

(c)  The Buyers shall have delivered to the Sellers the Intellectual Property Transfer Agreement, executed by the U.S. Buyer, the St. Maarten Buyer or one of their respective Affiliates.

(d)  The Buyers shall have delivered to the Sellers the AUC Vehicles Transfer Agreement, executed by the St. Maarten Buyer or an Affiliate of the St. Maarten Buyer.

Section 7.3 Escrow Agreement.  The Buyers shall have delivered to the Sellers the Escrow Agreement, executed by St. Maarten Buyer.

Section 7.4 Offshore Bill of Sale and Assignment and Assumption Agreement.  The Buyers shall have delivered to the Sellers (a) the Offshore Bill of Sale and Assignment and Assumption Agreement, executed by the St. Maarten Buyer and (b) the Sales and Purchase Agreement with respect to the transfer of the real property owned by AUCSOM, executed by St. Maarten Buyer.

Section 7.5  Onshore Bill of Sale and Assignment and Assumption Agreement.  The Buyers shall have delivered to the Sellers the Onshore Bill of Sale and Assignment and Assumption Agreement, executed by the U.S. Buyer.

Section 7.6 Joint Defense Agreement.  The Buyers shall have executed and delivered to the Sellers the Joint Defense Agreement.

Section 7.7 Employment and Consulting Agreements.  The Buyers shall have delivered to the Sellers the Employment and Consulting Agreements, executed by U.S. Buyer, St. Maarten Buyer or one of their respective Affiliates, as applicable.

ARTICLE 8
SURVIVAL; INDEMNIFICATION

Section 8.1 Survival of Representations, Warranties and Covenants.  The representations, warranties and covenants contained in this Agreement shall survive the Closing as follows: except as otherwise provided herein, (a) all covenants contained in this Agreement shall survive the Closing until fully performed; (b) the representations and warranties contained in Sections 4.15 and 4.16 shall survive the Closing and shall continue in full force and effect until thirty (30) months following the Closing Date; (c) the representations and warranties contained in Section 4.14 shall survive the Closing and continue in full force and effect until thirty (30) Business Days following the expiration of all applicable statute of limitations; (d) the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.5, 4.1, 4.2, 4.3, 4.4, 4.5(a), and 4.23 shall not terminate (collectively, the “Fundamental Representations and Warranties”); and all other representations and warranties contained in this Agreement shall terminate and be of no further force and effect on the date that is eighteen (18) months after the Closing Date.

No claim may be made for indemnification hereunder for breach of any representations, warranties or covenants after the expiration of the survival period applicable to such representation, warranty and covenant set forth above; provided, however, that if either Buyer or any of the Sellers, as applicable, delivers written notice to the other party of an indemnification claim for a breach of the representations, warranties or covenants (stating in reasonable detail the nature of, and factual and legal basis for, any such claim for indemnification) within the applicable time periods set forth above, such claim shall survive until resolved or determined by arbitration.

Section 8.2 Indemnification Provisions for Benefit of the Buyers.

(a) Subject to the terms, conditions and limitations provided herein, the Sellers, jointly and severally, shall indemnify and hold harmless the Buyers (and their respective directors, managers, officers, employees, shareholders, representatives, permitted successors and assigns and Affiliates) (each, a “Buyer Indemnified Party”) from and against any and all Losses that any of such Buyer Indemnified Parties shall incur, sustain or suffer and that relate to or arise, directly or indirectly, out of or in connection with (i) any inaccuracy in or breach by the AUC Entities of any representation or warranty made by the AUC Entities in this Agreement or any other Transaction Agreement; (ii) any breach of or default in the performance by the AUC Entities of any covenant, agreement or obligation to be performed by the AUC Entities pursuant to this Agreement or any other Transaction Documents; (iii) the Excluded Assets; (iv) the Retained Liabilities, or (v) any Tien Dispute; provided, however, that except with respect to any Losses incurred in connection with the Specified Matters, the Sellers shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Losses incurred pursuant to the terms of this Agreement until the aggregate amount of indemnifiable Losses suffered by the Buyer Indemnified Parties pursuant to the terms of this Agreement exceeds One Million Dollars ($1,000,000) (the “Deductible”), in which event the Buyer Indemnified Parties may recover the full amount of such Losses in excess of the Deductible; provided, further, except with respect to any Losses incurred in connection with the Specified Matters, (A) the Sellers’ aggregate Liability for Losses incurred pursuant to the terms of this Agreement shall not exceed Thirty-Six Million Dollars ($36,000,000) (the “Tier 1 Cap”) (after which point the Sellers will have no obligation to indemnify the Buyer Indemnified Parties from and against any Losses subject to the Tier 1 Cap); and (B) without prejudice to the limitation set forth in the immediately preceding subsection (A), the Sellers’ aggregate Liability for Losses incurred pursuant to the terms of this Agreement shall in no event exceed the Purchase Price (the “Tier 2 Cap”) (after which point the Sellers will have no obligation to indemnify the Buyer Indemnified Parties from and against any further Losses).

(b) Notwithstanding anything to the contrary herein, the Sellers shall have no Liability to indemnify the Buyer Indemnified Parties for any Losses to the extent reflected or reserved on the Closing Statement.

Section 8.3 Indemnification Provisions for Benefit of the Sellers.  Subject to the terms, conditions and limitations provided herein, the Buyers shall, jointly and severally, indemnify and hold harmless the Sellers (and their respective directors, managers, officers, employees, shareholders, representatives, permitted successors and assigns and Affiliates) (each, a “Seller Indemnified Party”) from and against any and all Losses that any of such Seller Indemnified Parties shall incur, sustain or suffer and that relate to or arise, directly or indirectly, out of or in connection with (a) any inaccuracy in or breach by the Buyers of any representation or warranty made by the Buyers in this Agreement or any other Transaction Documents; (b) any breach of or default in the performance by the Buyers of any covenant, agreement or obligation to be performed by the Buyers pursuant to this Agreement or any other Transaction Document; and (c) the Assumed Liabilities; provided, however, that except with respect to any Losses incurred in connection with the breach of any of the Fundamental Representations and Warranties or the Assumed Liabilities, the Buyers shall not have any obligation to indemnify the Seller Indemnified Parties from and against any Losses incurred pursuant to the terms of this Agreement until the aggregate amount of indemnifiable Losses suffered by the Seller Indemnified Parties pursuant to the terms of this Agreement exceeds the Deductible (after which the Buyers will only be obligated to indemnify the Seller Indemnified Parties from and against indemnifiable Losses in excess of the Deductible); provided, further, except with respect to any Losses incurred in connection with any breach of the Fundamental Representations and Warranties or the Assumed Liabilities, in each case, following the Closing, (i) the Buyers’ aggregate Liability for Losses incurred pursuant to the terms of this Agreement shall not exceed the Tier 1 Cap (after which point the Buyers will have no obligation to indemnify the Seller Indemnified Parties from and against any Losses subject to the Tier 1 Cap); and (ii) without prejudice to the limitations set forth in the immediately preceding subsection (i), the Buyer’s aggregate Liability for Losses incurred pursuant to the terms of this Agreement shall not exceed the Tier 2 Cap (after which point the Buyer will have no obligation to indemnify the Seller Indemnified Parties from and against further such Losses).

Section 8.4 Matters Involving Third Parties.

(a) If any third party shall notify any Buyer Indemnified Party or Seller Indemnified Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”), which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article VIII, then the Indemnified Party shall promptly (and in any event within five (5) Business Days after receiving notice of the Third Party Claim) notify each Indemnifying Party thereof in writing, describing the claim, the amount thereof (if known and quantifiable) and the basis of the claim; provided, however, that the failure of the Indemnified Party to give any notice required under this Section 8.4(a) shall not relieve the Indemnifying Party of its obligations under this Article VIII except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby.

(b) Any Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim at such Indemnifying Party’s expense, and, upon agreeing in writing that it is obligated to indemnify the Indemnified Party with respect to such Third-Party Claim hereunder, at its option will have the right at any time to assume and thereafter conduct the defense of the Third-Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that (i) in no event shall the Indemnifying Party be permitted to assume the defense of a Third-Party Claim if (A) the Indemnified Party reasonably determines that such Third-Party Claim may materially and adversely impact the reputation of such Indemnified Party or one of its Affiliates or (B) such Third-Party Claim involves an Educational Agency or an Educational Approval, and (ii) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third-Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld, delayed or conditioned), unless the Indemnifying Party shall (A) pay or cause to be paid all amounts arising out of such settlement or judgment concurrently with the effectiveness of such settlement, (B) not encumber any of the material assets of any Indemnified Party or agree to any restriction or condition that would apply to or materially adversely affect any Indemnified Party or the conduct of any Indemnified Party’s business and (C) obtain, as a condition of any settlement or other resolution, a complete release of any Indemnified Party potentially affected by such Third-Party Claim, in which case no consent will be required; and provided, further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim (it being understood, however, that the Indemnifying Party shall control such defense and shall be liable solely for the costs and expenses of counsel of its choice reasonable satisfactory to the Indemnified Party, except in those instances where counsel selected by the Indemnifying Party has a conflict of interest (based on the advice of counsel to this effect), in which case then the Indemnifying Party shall pay the expenses of both the Indemnified Party’s counsel and the Indemnifying Party’s counsel).  An Indemnified Party shall not settle or compromise any Third-Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld, delayed or conditioned).  The Indemnifying Party shall keep the Indemnified Party informed of all material developments and events relating to such Third Party Claims.  The Indemnified Party will cooperate with the Indemnifying Party and its counsel in the review, investigation and defense of any such claim, shall make available its personnel, and shall provide such testimony and access to its books and records as is reasonably requested by the Indemnifying Party in connection therewith.  If the Indemnifying Party does not notify the Indemnified Party in writing within twenty (20) days after the receipt of the Indemnified Party’s written notice of a claim of indemnity hereunder that it elects to undertake the defense thereof, the Indemnified Party shall have the right to contest, settle or compromise the Third-Party Claim, but shall not thereby waive any right to indemnity therefor pursuant to this Agreement.

Section 8.5 Determination of Losses.  The amount of any Losses subject to indemnification shall be reduced by the amounts of any Tax Benefits inuring to the Indemnified Party on account of such Loss and any insurance proceeds received by the Indemnified Party in connection therewith.  If the Indemnified Party receives a Tax Benefit after an indemnification payment is made to it, the Indemnified Party shall promptly pay to the Indemnifying Party that made or directed such indemnification payment the amount of such Tax Benefit at such time or times as and to the extent that such Tax Benefit is realized by the Indemnified Party.  For purposes hereof, “Tax Benefit” shall mean any refund of Taxes paid or reduction in the amount of Taxes which otherwise would have been paid.  The Indemnified Party shall use commercially reasonable efforts to seek full recovery under all insurance policies covering any Losses to the same extent as they would if such Losses were not subject to indemnification hereunder.  In the event that an insurance is received by any Indemnified Party with respect to any Losses for which any such Person has been indemnified hereunder, then a refund equal to the amount of the recovery shall be made promptly to the Indemnifying Party that made or directed and provided such indemnification payments to such Indemnified Party.  In the case of any Third Party Claim, unless the Indemnifying Party consents otherwise (which consent shall not be unreasonably withheld), the final amount of Losses subject to indemnification shall not be determined until, and the Indemnifying Party shall not be obligated to make a payment to the Indemnified Party until, the matter underlying the Third Party Claim becomes non-appealable or is not appealed.

Section 8.6 Mitigation.  The Indemnified Party shall, if and to the extent obligated under applicable Laws, use all reasonable efforts to mitigate to the fullest extent reasonably practicable the amount of any Loss for which it is entitled to seek indemnification hereunder, and the Indemnifying Party shall not be required to make any payment to the Indemnified Party for that portion of any such Loss which is caused by the Indemnified Party’s failure to comply with its mitigation obligations under this Section 8.6.

Section 8.7 Exclusive Remedy.  The Buyers and the Sellers acknowledge and agree that after the Closing the indemnification provisions in this Article VIII shall be the exclusive remedy of the Buyers and the Sellers with respect to the transactions contemplated by this Agreement or the other Transaction Documents, except in the case of fraud or intentional misrepresentation.  After application of Section 8.5, to the extent applicable, the first source of recovery and recourse for indemnification or other claims of the Buyers and their Affiliates related to this Agreement or the other Transaction Documents shall be from the recovery of amounts in the General Escrow Funds, subject to the terms of the Escrow Agreement.  The Parties may not avoid the limitations on Liability set forth in this Article VIII by seeking damages for breach of contract, tort or pursuant to any other theory or Liability.  Nothing in this Section 8.7 shall prevent or prohibit a Party from seeking and/or obtaining specific performance in accordance with Section 10.9.

Section 8.8 Treatment of Indemnification Payments.  The parties agree that for all Tax purposes, to the extent permitted by applicable Law, any indemnification amounts paid pursuant to this Agreement shall be treated as adjustments to the Purchase Price.

ARTICLE 9
DEFINITIONS

Section 9.1 Defined Terms.  As used herein, the following terms shall have the following meanings:

“AAA” has the meaning set forth in Section 10.9(a).

“ACCM” means the Accreditation Commission on Colleges of Medicine.

“Accrediting Body” means any Person, whether governmental, private or quasi-private, whether foreign or domestic, which engages in the granting or withholding of accreditation of post-secondary institutions in accordance with standards and requirements relating to the performance, operations, financial condition, and/or academic standards of such institutions, including the ACCM.

“Additional Section 5.12 Individuals” means Paul Suid, Cynthia Holden, Ricardo del Rio, Kamala Ricknauth and Diana Liu.

“Adverse Terms and Conditions”  means terms or conditions that would adversely affect the Institution, the Purchased Assets or the Business other than such terms or conditions as are customary in transactions such as the acquisition of the Institution; provided, however, that requirements that (a) the Buyers post a letter of credit in an amount up to, but not to exceed, twenty-five percent (25%) of the Title IV funds received by the Institution in the last complete fiscal year, and/or (b) restricts the Institution from adding new locations, new programs or modifying existing programs for longer than the period of time necessary for the Institution to submit to, and have accepted by, the U.S. DOE audits for one (1) full fiscal year under the Buyers’ ownership shall not be considered Adverse Terms and Conditions.  A full fiscal year is one that begins on or after the date the Temporary Provisional Program Participation Agreement was counter-signed by the U.S. DOE with no lapse in Title IV, HEA eligibility.

“Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such particular Person.  For the purposes of this definition, “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

“Agreement” has the meaning set forth in the Preamble.

“Assumed Liabilities” has the meaning set forth in Section 1.1(c).

“AUC Cayman” means American University of the Caribbean, a Cayman Islands corporation.

“AUC Cayman Transferred Owned Real Property” means that certain real property described on Section 4.10(c) of the Disclosure Schedule that is owned by AUC Cayman prior to the Closing.

“AUC Cayman Real Property Transfer Agreement” means the agreement necessary to effectuate the transfer of the AUC Cayman Transferred Owned Real Property to the St. Maarten Buyer.

“AUC Entities” means AUCNV, AUCSOM, AUC Cayman, MEAS and MEIO, collectively.

“AUC IP Dispute” means American University v. American University of the Caribbean, U.S. Trademark Trial and Appeal Board, No. 92031743, and all actions consolidated therewith.

“AUCNV” has the meaning set forth in the Preamble.

“AUCSOM” has the meaning set forth in the Preamble.

“AUC Vehicles” means the vehicles owned by AUCNV prior to the Closing that are not Excluded Assets and that are being transferred to the St. Maarten Buyer at the Closing.

“AUC Vehicles Transfer Agreement” means the agreement necessary to effectuate the transfer of the AUC Vehicles to the St. Maarten Buyer.

“Audited Financial Statements” has the meaning set forth in Section 4.6(a).

“Benefit Plan” means each employment, bonus, deferred compensation, incentive compensation, retention, stock purchase, stock option, severance or termination pay, hospitalization or other medical, life or other insurance, supplemental unemployment benefits, profit-sharing, pension, or retirement plan, program, agreement or arrangement, and each other material employee benefit plan, program, agreement or arrangement maintained or contributed to or required to be contributed to by any AUC Entity or any ERISA Affiliate of any AUC Entity for the benefit of any current or former employee, director, consultant or member of any AUC Entity.  Notwithstanding the foregoing, “Benefit Plan” shall not include any plan, program or arrangement mandated by applicable Law or maintained by any Governmental Authority.

“Books and Records” has the meaning set forth in Section 1.1(a)(xvii).

“Business” means the business and operations of the Institution.

“Business Day” means any day, excluding Saturday, Sunday and any other day on which commercial banks in New York, New York are authorized or required by law to close.

“Buyer” or “Buyers” has the meaning set forth in the Preamble.

“Buyer Indemnified Party” has the meaning set forth in Section 8.2(a).

“Buyer Offer” has the meaning set forth in Section 5.12(b).

“Buyer Representative” has the meaning set forth in Section 10.15(b)(i).

“Charter Documents” mean, with respect to any entity, the constitutional and organizational instruments and governing documents of such entity, and the statutory books of such entity, including the memorandum and articles of association, by-laws, share ledgers, share transfer book, register of members, register of directors interests, the corporate seals, corporate certificates, financial and accounting books and the minute books of such entity and the resolutions or written actions of the board of directors of such entity.

“Closing” has the meaning set forth in Section 2.1.

“Closing Confirmation” has the meaning set forth in Section 2.2(c).

“Closing Date” has the meaning set forth in the Preamble.

“Closing Statement” has the meaning set forth in Section 1.3(b)(i).

“Code” means the Internal Revenue Code of 1986, as amended.

“Compliance Date” means January 1, 2008.

“Confidentiality Agreement” means that certain Agreement, dated January 9, 2011 by and between DeVry, Inc. and AUCSOM.

“Contract” means any contract, License, lease, notes, mortgages or other legally binding agreement, whether written or oral (and all amendments thereto).

“Dataroom” has the meaning set forth in Section 6.10.

“Deductible” has the meaning set forth in Section 8.2(a).

“DeVry” means DeVry Inc., a Delaware corporation.

“Disclosure Schedule” means the disclosure Schedule delivered by the Sellers to the Buyers on the Closing Date regarding certain exceptions to the representations and warranties in Article IV hereof.

“Dollars” and “$” mean the lawful currency of the U.S.

“Educational Agency” means any Person, whether governmental, government chartered, private, or quasi-private, that engages in granting or withholding Educational Approvals for, administers financial assistance to or for students of, or otherwise regulates, private post-secondary schools in accordance with standards relating to performance, recruiting, operation, financial condition or academic standards of such schools, including the U.S. DOE, any Accrediting Body, the Commission for Independent Education of the Florida Department of Education, the Medical Board of California, the Texas Medical Board, the New York State Board of Medicine, and the Executive Council of the Island Territory of St. Maarten in its official capacity as the body authorizing the Institution to offer a medical degree.

“Educational Approval” means any license, permit, consent, franchise, approval, authorization, certificate, U.S. DOE Approval or accreditation issued or required to be issued by an Educational Agency to or for the Institution, with respect to any program of the Institution or to any campus or other facility operated by such Institution with respect to any aspect of such Institution’s operations subject to the oversight of such Educational Agency.

“Educational Law” means any Law, regulation (including final rule promulgated with a subsequent effective date) or binding standard issued or administered by, or related to, any Educational Agency.

“Employment and Consulting Agreements” has the meaning set forth in Section 6.17.

“Environmental Laws” means all Laws (including the Laws of St. Maarten) enacted and in effect on or prior to the Closing Date, and any Contract obligations or Permits, in each case concerning public health and safety, worker health and safety and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials, substances or wastes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person and its subsidiaries would be deemed a “single employer” within the meaning of Section 4001 of ERISA.

“Escrow Agent” means HSBC Private Bank (Suisse) SA, a company organized under the laws of Switzerland.

“Escrow Agreement” means the Escrow Agreement attached hereto as Exhibit F.

“Escrow Funds” means the General Escrow Funds and the Working Capital Escrow Funds, collectively.

“Estimated Net Working Capital” has the meaning set forth in Section 1.3(a).

“Estimated Net Working Capital Statement” has the meaning set forth in Section 1.3(a).

“Estimated Purchase Price” means the Purchase Price, either (a) plus the amount, if any, by which the Estimated Net Working Capital is greater than Zero Dollars ($0), or (b) minus, the amount, if any, by which the Estimated Net Working Capital is less than Zero Dollars ($0).

“Excluded Assets” has the meaning set forth in Section 1.1(b).

“Excluded Individuals” has the meaning set forth in Section 5.12(d).

“Financial Statements” has the meaning set forth in Section 4.6(a).

“Foreign Benefit Plan” has the meaning set forth in Section 4.13(f).

“Fundamental Representations and Warranties” has the meaning set forth in Section 8.1.

“Funds Flow Schedule” has the meaning set forth in Section 2.2(a)(i).

“GAAP” means generally accepted accounting principles in effect in the U.S. from time to time.

“General Escrow Funds” means an amount equal to Thirty-Six Million Dollars ($36,000,000).

“Governmental Authority” means any nation or government, any state, regional, local, foreign or other political subdivision thereof, and any Person or official exercising executive, legislative, judicial, regulatory or administrative functions (including a civil law notary) of or pertaining to government, excluding any Educational Agency.

“Hazardous Materials” means all substances defined or regulated under any Environmental Law, including any “hazardous substance,” “pollutant,” “contaminant,” “hazardous waste,” “regulated substance,” hazardous chemical,” “toxic chemical,” “medical waste,” “biohazardous,” “infectious waste,” “special waste,” or “solid waste” as designated, listed or defined (whether expressly or by reference) in any statute, regulation or other Law and any other substance or material (regardless of physical form) or form of energy that is subject to any Law which regulates or establishes standards or conduct in connection with, or which otherwise relates to, the protection of the enjoyment of life or property from the presence in the environment of any solid, liquid, gas, odor, noise or form of energy.

“HEA” means the Higher Education Act of 1965, as amended, 20 U.S.C. § 1001 et seq., any amendments or successor statutes thereto, and its implementing regulations.

“Identified Individuals” has the meaning set forth in Section 5.12(a).

“Identified Individual Termination Costs” has the meaning set forth in Section 5.12(b).

“Indebtedness” means, of any Person at any date, without duplication, all: (a) indebtedness for borrowed money or funded debt (or any obligation issued in substitution for or in exchange thereof), whether direct or indirect; (b) Liabilities in respect of capitalized leases and Liabilities secured by any Lien on property owned or acquired; (c) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (d) the deferred portion or installments of the purchase price, and any amounts reserved for the payment of a contingent purchase price, in connection with the acquisition of any business, (e) obligations to reimburse issuers of any letters of credit (but only to the extent drawn, (f) any obligation evidenced by bonds, debentures, notes or similar instruments, (g) any interest, principal, prepayment penalty, fees, or expenses, to the extent due, or owing in respect of those items listed in clauses (a) through (f) above; and (e) any guarantees, endorsements and other contingent obligations in respect to those items listed in clauses (a) through (g).

“Indemnified Party” has the meaning set forth in Section 8.4(a).

“Indemnifying Party” has the meaning set forth in Section 8.4(a).

“Independent Auditor” has the meaning set forth in Section 1.3(b)(i).

“Institution” means, American University of the Caribbean, School of Medicine, including its operations at any campus or other facility at which such Institution offers any portion of an educational program.

“Insurance Policies” has the meaning set forth in Section 4.17.

“Intellectual Property” means all intellectual property rights, whether protected, created, or arising under the laws of the United States or any other jurisdiction anywhere in the world, including: (a) all right, title, and interest arising from or associated with patent registrations and patent applications, including all proceeds thereof and the right to sue and recover damages for past, present, and future infringements; (b) trademarks and service marks (whether registered, unregistered, or existing and common law), registrations and applications for such trademarks and service marks, trade dress, trade names, and applications therefor, internet domain name registrations, logos and the goodwill associated therewith; (c) copyrightable works, copyright registrations, unregistered copyrights, works of authorship, logos and applications therefor; and (d) inventions, know-how, trade secrets, computer programs or other computer software, and proprietary confidential business information.

“Intellectual Property Transfer Agreement” means the agreement necessary to effectuate the transfer of the Transferred Intellectual Property to the U.S. Buyer or the St. Maarten Buyer, as applicable.

“Interim Financial Statements” has the meaning set forth in Section 4.6(a).

“IRS” means the United States Internal Revenue Service.

“Joint Defense Agreement” has the meaning set forth in Section 6.8.

“Knowledge” when used with respect to the Sellers means the actual knowledge after reasonable inquiry of Paul Tien, Yife Tien, Bruce Kaplan, Paul Suid, Cynthia Holden and Ronald Testa.

“Laws” shall mean any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, decree, proclamation, treaty, convention, rule, regulation, ruling, directive, pronouncement, requirement, specification, determination, decision, opinion or interpretation that is or has been issued, enacted, adopted, passed, approved, promulgated, made, implemented or otherwise put into effect by or under the authority of any Governmental Authority or Educational Agency.

“Legal Proceeding” means any judicial, administrative or arbitral actions, suits, claims, investigations, mediations or proceedings (public or private), whether for condemnation or otherwise, by or before a Governmental Authority, Educational Agency arbitrator, court or tribunal.

“Liability” means any debt, liability, duty or obligation of any nature (whether direct or indirect, absolute or contingent, accrued or unaccrued, asserted or unasserted, liquidated or unliquidated, or due or to become due, known or unknown, disclosed or undisclosed), regardless of whether such debt, obligation, duty or liability would be required to be disclosed on a balance sheet prepared in accordance with GAAP and regardless of whether such debt, obligation, duty or liability is immediately due and payable, and including all costs and expenses thereto.

“Licensed Intellectual Property” means any Intellectual Property that is used by the AUC Entities in connection with the Business and belongs in whole or in part to any Person other than the AUC Entities.

“Licenses” has the meaning set forth in Section 4.20(a)(vi).

“Lien” means any mortgage, pledge, security interest, encumbrance, claim, attachment, lien or charge of any kind (including, but not limited to, any conditional sale or other title retention agreement, any lease in the nature thereof, and the filing of or agreement to give any financing statement under the Uniform Commercial Code or comparable law of any jurisdiction in connection with such mortgage, pledge, security interest, encumbrance, claim, attachment, lien or charge).

“Losses” means, with respect to any Person, any damage, loss, debt, liability, cost, payment, mitigation expenses, award, settlement, judgment, assessment, penalty, fine, interest, Tax or other out-of-pocket expense (including reasonable attorneys’ fees and expenses), whether or not arising out of a Third Party Claim, against or affecting such Person.

“Material Adverse Effect” means a circumstance, change, effect, event, occurrence or development which, individually or in the aggregate, is or would reasonably be expected to be material and adverse to the condition (financial or otherwise), as applicable, of the Purchased Assets, Assumed Liabilities, the Business or financial condition of the Institution, taken as a whole, or prevents or materially delays the AUC Entities’ ability to perform its obligations under the Transaction Documents.  Notwithstanding the foregoing, any such circumstance, change, effect, event, occurrence or development described in the preceding sentence attributable or relating to or arising from any of the following shall not be taken into account in determining whether there has been or will be a Material Adverse Effect: (a) conditions generally affecting the industry in which the AUC Entities participate, the U.S. economy as a whole or the capital markets in general; (b) the taking of any action approved by the Buyers or required by any of the Transaction Documents; (c) the announcement of the execution of this Agreement or the transactions contemplated by this Agreement or the other Transaction Documents; or (d) any change in applicable Laws or the interpretation hereof by any Governmental Authority; provided, however, that in the case of the foregoing clause (a) such changes, developments, events, effects and occurrences shall be taken into account in determining whether a Material Adverse Effect has occurred or would reasonably be expected to occur to the extent the Business is disproportionately impacted in any way by such changes, developments, events, effects and occurrences as compared to similar situated entities.

“Material Contracts” has the meaning set forth in Section 4.20.

“Material Permits” has the meaning set forth in Section 4.18.

“Material Supplier” has the meaning set forth in Section 4.22(a).

“MEAS” has the meaning set forth in the Preamble.

“MEIO” has the meaning set forth in Section 6.5(b).

“MEIO Transfer Agreement” has the meaning set forth in Section 6.5(b).

“Model Statement” has the meaning set forth in Section 1.3(a).

“Net Working Capital” means the Working Capital Assets, less the Working Capital Liabilities.

“Nonassigned Asset” has the meaning set forth in Section 5.9.

“Objection Disputes” has the meaning set forth in Section 1.3(b)(i).

“Objection Statement” has the meaning set forth in Section 1.3(b)(i).

“Offshore Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit G, between AUCSOM, AUCNV and the St. Maarten Buyer, pursuant to which (i) the Purchased Assets located outside the U.S. will be assigned to the St. Maarten Buyer and (ii) the Assumed Liabilities arising outside the U.S. will be assumed by the St. Maarten Buyer.

“Onshore Bill of Sale and Assignment and Assumption Agreement” means the Bill of Sale and Assignment and Assumption Agreement attached hereto as Exhibit H, between the U.S. Buyer and MEAS, pursuant to which (i) the Purchased Assets located within the U.S. will be assigned to the U.S. Buyer and (ii) the Assumed Liabilities arising within the U.S. will be assumed by the U.S. Buyer.

“Ordinary Course of Business” means the ordinary and usual course of business of the AUC Entities consistent with past practice.

“Party” or “Parties” has the meaning set forth in the Preamble.

“Pending Litigation” has the meaning set forth in Section 5.6(a).

“Permits” means licenses, permits, certificates, authorizations, rights and other approvals of Governmental Authorities.

“Permitted Liens” means immaterial, individually and in the aggregate, (a) statutory liens for current Taxes or other charges of a Governmental Authority not yet due and payable; (b) mechanics’, carriers’, workers’, repairers’ and similar statutory Liens arising or incurred in the Ordinary Course of Business; (c) zoning, entitlement, building and other land use regulations imposed by any Governmental Authority having jurisdiction over the Seller Transferred Leased Real Property which are not violated by the current use and operation of the Seller Transferred Leased Real Property; (d) minor imperfections in title, covenants, conditions, restrictions, easements, encumbrances and other similar matters of record affecting title to the Seller Transferred Leased Real Property which do not materially impair the occupancy or use of the Seller Transferred Leased Real Property for the purposes for which it is currently used or proposed to be used in connection with the Business; (e) public roads and highways; (f) matters which would be disclosed by an inspection or accurate survey of each parcel of real property; (g) Liens arising under worker’s compensation, unemployment insurance, social security, retirement and similar legislation; (h) purchase money Liens and Liens securing rental payments under capital or operating lease arrangements; (i) Liens securing Indebtedness as disclosed in the Financial Statements or in the Disclosure Schedule; and (j) other Liens arising in the Ordinary Course of Business which would not reasonably be expected to materially impair the use, value or operation of any property owned or leased by any of the Sellers.

“Person” means an individual, partnership, corporation, business trust, joint stock corporation, estate, trust, unincorporated association, joint venture, Governmental Authority or other entity, of whatever nature.

“Policy Guidelines” has the meaning set forth in Section 4.16(f).

“Post-Closing Assignment” has the meaning set forth in Section 5.9.

“Post-Closing Educational Notifications and Approvals” has the meaning set forth in Section 4.5.

“Pre-Closing Educational Notifications and Approvals” has the meaning set forth in Section 4.5.

“Purchase Price” has the meaning set forth in Section 1.2(a).

“Purchase Price Schedule” has the meaning set forth in Section 1.2(a).

“Purchased Assets” means, collectively, the Seller Assets, the AUC Cayman Transferred Owned Real Property and the assets transferred pursuant to the MEIO Transfer Agreement.

“Purchased Contracts” has the meaning set forth in Section 1.1(a)(iii).

“Real Property” means all right, title and interest in and to a parcel of real property, including (a) all buildings, structures and improvements located thereon; (b) all fixtures affixed to such real property; and (c) all right, title and interest in and to, and the right to use, all easements if any, in or upon or benefiting such real property and all other rights and appurtenances belonging or in any way pertaining to such real property.

“Receivables” has the meaning set forth in Section 4.26.

“Registered Transferred Intellectual Property” means all patent, trademark, and copyright registrations or applications therefor in the United States or in any jurisdiction anywhere in the world.

“Restricted Business” has the meaning set forth in Section 5.7(b).

“Restricted Period” has the meaning set forth in Section 5.7(a).

“Restricted Person” has the meaning set forth in Section 5.7(a).

“Retained Liabilities” has the meaning set forth in Section 1.1(d).

“Schedule 5.12(a) Individuals” has the meaning set forth in Section 5.12(a).

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Assets” has the meaning set forth in Section 1.1(a).

“Seller Closing Balance Sheet” has the meaning set forth in Section 1.3(b)(i).

“Seller Indemnified Party” has the meaning set forth in Section 8.3.

“Seller Representative” has the meaning set forth in Section 10.15(a)(i).

“Seller Transferred Leased Real Property” means that certain real property described in item #1 of Section 4.10(a) of the Disclosure Schedule.

“Seller Transferred Owned Real Property” means that certain real property described on Section 4.10(c) of the Disclosure Schedule that is owned by AUCSOM as of the Closing.

“Seller Real Property Transfer Agreement” means the agreement necessary to effectuate the transfer of the Seller Transferred Owned Real Property to the St. Maarten Buyer.

“Settlement Agreement” has the meaning set forth in Section 5.12(b).

“Specified Matters” means (a) any breach of the Fundamental Representations and Warranties; (b) any breach of or default in the performance of the covenants set forth in this Agreement; and (c) claims brought by any Buyer Indemnified Party relating to the Excluded Assets, the Retained Liabilities, or the Tien Disputes.

“St. Maarten Buyer” has the meaning set forth in the Preamble.

“S-X Financial Statements” has the meaning set forth in Section 4.6(a).

“Tax Agreements” means the global settlement agreements between the AUC Entities and the Tax Authority regarding all amounts due and owing with respect to the Purchased Assets, the Institution and the Business.  The Tax Agreements shall provide that all amounts due and owing pursuant to the Tax Agreements shall be paid by the AUC Entities and the Tax Authority shall have no recourse against the Buyers or the Purchased Assets (including the Institution) for any such amounts owed by the AUC Entities.

“Tax Authority” means the Saint Maarten tax authorities.

“Tax Benefit” has the meaning set forth in Section 8.5.

“Tax Return” means any declaration, estimate, return, report, information statement, schedule or other document (including any related or supporting information) with respect to Taxes that is required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws, regulations or administrative requirements relating to any Tax.

“Taxes” means all federal, provincial, territorial, state, municipal, local, domestic, foreign or other taxes, imposts, rates, levies, assessments and other charges including ad valorem, capital, capital stock, customs and import duties, disability, documentary stamp, employment, estimated, excise, fees, franchise, gains, goods and services, gross income, gross receipts, income, intangible, inventory, license, mortgage recording, net income, occupation, payroll, personal property, production, profits, property, real property, recording, rent, sales, severance, sewer, social security, stamp, transfer, transfer gains, unemployment, use, value added, water, windfall profits, and withholding, or any other tax of any kind whatsoever, together with any interest, additions, fines or penalties with respect thereto or in respect of any failure to comply with any requirement regarding Tax Returns and any interest in respect of such additions, fines or penalties and shall include any transferee Liability in respect of any and all of the above.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Tien Disputes” mean (a) the following pending Legal Proceedings: (i) Wachovia Bank, National Association v. Dr. Paul Tien, et al., Case 04-20834-CIV, U.S. District Court, Southern District of Florida; (ii) Wachovia Bank, National Association v. Dr. Paul Tien, et al., Case 08-15542-DD, 11th Circuit Court of Appeals, (iii) Wachovia Bank, National Association, v. Dr. Paul Tien, et al., Case 09-13555-DD, 11th Circuit Court of Appeals, (iv) Ming Tien v. Paul Tien, et. al., Case No. 06-32010-Div. 33, Circuit Court, Family Division, Miami-Dade County, Florida; (v) Paul Tien, et al. v. Ming Tien, Cases 3D09-3272, 3D09-3273, and 3D09-3531, Florida Third District Court of Appeal, (vi) AUCSOM, et al. v. Ming Tien, Cases 3D09-929, 3D09-948, 3D09-2195, Florida Third District Court of Appeal (vii) Medical Education Information Office, Inc. v. Henry Tien, Case No. 05-10189-Div. 23, Circuit Court, Miami-Dade County, Florida; (viii) Paul Tien v. Ming Tien, et al., No. 10-836, Supreme Court of the United States; (ix) Tien v. Tien, Matrimonial Case No. 130 of 97, Taiwan Shilin District Court; (x) Henry Tien v. Dr. Paul Tien, et al., Case No. 10A962, Supreme Court of the United States; (xi) Henry Tien v. Royal Bank of Canada, et al., Case 08-CV-20041, United States District Court, Southern District of Florida, (xii) Henry Tien v. Royal Bank of Canada, et al., Case 08-00598 CA 02, Miami-Dade Circuit Court, (xiii) Henry Tien v. Royal Bank of Canada, et al., Case 3D09-1827, Florida Third District Court of Appeal and (xv) Henry Tien and Ming Tien v. Paul Tien and Yife Tien, Case 06-22176-CIV-Gold/Turnoff, United States District Court, Southern District of Florida, (b) any other legal proceeding pending or threatened by a Tien Family Member or any of their respective Affiliates against a Tien Family Member, whether initiated or made before or after the date of this Agreement, relating to (i) ownership claims in the Sellers; (ii) authority to commence or close the transactions contemplated by this Agreement; (iii) fraud; (iv) conspiracy; (v) fraudulent transfer and (vi) any other claims arising from the commencement or closing of the transactions contemplated by this Agreement; and (c) any other legal proceeding pending or threatened by a Tien Family Member against another Tien Family Member, the Sellers, AUC Cayman or any other of their respective Affiliate whether initiated or made before or after the date of this Agreement.

“Tien Family Members” mean Dr. Paul S. Tien, Ming Tien, Yife Tien and Henry Tien.

“Tier 1 Cap” has the meaning set forth in Section 8.2(a).

“Tier 2 Cap” has the meaning set forth in Section 8.2(a).

“Title IV” means Title IV of the HEA and all definitional and other provisions set forth elsewhere in the HEA that are referenced in Title IV or that relate to any Title IV provision.

“Title IV Programs” means the programs of federal student financial assistance administered pursuant to Title IV of the HEA.

“Transaction Documents” means this Agreement and all other agreements, instruments or Contracts contemplated hereby.

“Transfer Date” has the meaning set forth in Section 5.12(a).

“Transfer Taxes” has the meaning set forth in Section 5.8.

“Transferred Benefit Plans” has the meaning set forth in Section 1.1(a)(xiv).

“Transferred Individual” has the meaning set forth in Section 5.12(b).

“Transferred Intellectual Property” means all Intellectual Property owned, used, or held by the Sellers, including the Licensed Intellectual Property.

“Transferred Owned Real Property” means, collectively, the Seller Transferred Owned Real Property and the AUC Cayman Transferred Owned Real Property.

“Transferred Permits” has the meaning set forth in Section 1.1(a)(xv).

“Transition Assistance Period” has the meaning set forth in Section 5.12(d).

“Transition Payment” has the meaning set forth in Section 1.2(b).

“U.S.” means the United States of America.

“U.S. Buyer” has the meaning set forth in the Preamble.

“U.S. DOE” means the United States Department of Education.

“U.S. DOE Pre-Acquisition Review Application” means that certain application filed with the U.S. DOE prior to the Closing for eligibility to participate in the federal student aid programs following the Institution’s change of ownership.

“Working Capital Assets” means those accounts from the Financial Statements that are listed on the Model Statement under the heading “Working Capital Assets”.

“Working Capital Escrow Funds” means an amount equal to two million two hundred and fifty thousand dollars ($2,250,000), to be used solely for any purchase price adjustments owing to the Buyers pursuant to Section 1.1(b)(ii).

“Working Capital Liabilities” means those accounts from the Financial Statements that are listed on the Model Statement under the heading “Working Capital Liabilities”.

“Year-End 2009 Financial Statements” has the meaning set forth in Section 4.6(a).

Section 9.2 Other Definitional Provisions.

(a) All terms defined in this Agreement shall have the defined meanings when used in any certificates, reports or other documents made or delivered pursuant hereto or thereto, unless the context otherwise requires.

(b) Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa.

ARTICLE 10
GENERAL PROVISIONS

Section 10.1 Notices.  All notices, requests, demands, claims, and other communications hereunder shall be in writing and shall be delivered by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery, or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre paid) or guaranteed overnight delivery, to the following addresses and facsimile numbers (or to such other addresses or facsimile numbers which such Party shall designate in writing to the other Party):

if to the Buyers to:
DeVry Inc.
3005 Highland Parkway
Downers Grove, Illinois, 60515
Attn: General Counsel
Facsimile: (630) 515-4555

with a copy to:

Mayer Brown LLP
71 South Wacker Drive
Chicago, Illinois, 60606
Attn: William R. Kucera and John R. Sagan
Facsimile: (312) 706-8138 and (312) 706-8197

if to any Seller:

The American University of the Caribbean School of Medicine
c/o Aballí Milne Kalil, P.A.
1 S.E. 3rd Avenue
Suite 2250
Miami, Florida 33131
Attention: Craig P. Kalil, Esq.
Facsimile: (305) 373-7929

Section 10.2 Entire Agreement.  This Agreement (including the Exhibits and Disclosure Schedule attached hereto), the other Transaction Documents and any other documents delivered at the Closing pursuant hereto or thereto, contain the entire understanding of the Parties in respect of their subject matter and supersede all prior agreements and understandings (oral or written) between the Parties with respect to such subject matter, other than the Confidentiality Agreement.  The Disclosure Schedule and Exhibits constitute a part hereof as though set forth in full above.

Section 10.3 Expenses.  Except as otherwise provided herein, the Parties shall pay their own fees and expenses, including their own counsel fees, incurred in connection with this Agreement.

Section 10.4 Amendment; Waiver.  This Agreement may not be modified, amended, supplemented, canceled or discharged, except by written instrument executed by the Buyers and the Sellers.  No failure to exercise and no delay in exercising, any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege hereunder preclude the exercise of any other right, power or privilege.  No waiver of any breach of any provision shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision, nor shall any waiver be implied from any course of dealing between the Parties.  No extension of time for performance of any obligations or other acts hereunder or under any other agreement shall be deemed to be an extension of the time for performance of any other obligations or any other acts.

Section 10.5 Binding Effect; Assignment.  The rights and obligations of this Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.  Except as expressly provided herein, the rights and obligations of this Agreement may not be assigned by the Parties without the prior written consent of the other Parties.  Notwithstanding the foregoing, each Buyer may assign all or any of its rights and obligations hereunder to any Affiliate of such Buyer and such Buyer may assign its rights and obligations hereunder for collateral security purposes to any lender providing financing to such Buyer or any Affiliate of such Buyer; provided, however, that (a) such assignment shall not relieve such Buyer of its obligations hereunder and (b) no Seller nor any of its Affiliates shall incur any Liability in connection with such assignment.

Section 10.6 Counterparts.  This Agreement may be executed in any number of counterparts (including by means of facsimile and electronically transmitted portable document format (pdf) signature pages), each of which shall be an original but all of which together shall constitute one and the same instrument.

Section 10.7 Interpretation.  When a reference is made in this Agreement to an article, section, paragraph, clause, schedule or exhibit, such reference shall be deemed to be to this Agreement unless otherwise indicated.  The headings contained herein and on the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement or the Disclosure Schedule.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

Section 10.8 Governing Law; Service of Process.  This Agreement shall be construed in accordance with and governed for all purposes by the internal substantive Laws of the State of Delaware, without regard to the principles of conflicts thereof, applicable to contracts executed and to be wholly performed within such State.  For the purpose of enforcing an arbitration award rendered by the arbitrators pursuant to Section 10.9 (and solely for such purpose and only for the benefit of the Parties and no other Person or in connection with any dispute outside of this Agreement) the Sellers shall appoint an agent for service of process in London, England and the Buyers shall appoint an agent for service of process in Chicago, Illinois, and delivery to such agents shall be made by an internationally recognized overnight commercial carrier service (or such other means provided for under applicable Laws) and delivery to such agents in compliance with this Section 10.8 shall be sufficient for all purposes and each of the Parties shall be precluded from asserting a claim of insufficient service of process if the Party’s respective agent is properly served pursuant to this Section 10.8.  For purposes of this Section 10.8, each of the Sellers, Dr. Paul S. Tien and Yife Tien initially appoint Prakash Patel at Magwells Solicitors (or Magwells Solicitors, if Prakash Patel is unable to accept service), at 6 Angel Gate, London, England, EC1V 2PB, as the agent for service of process for each of the Sellers, Dr. Paul S. Tien and Yife Tien and the Buyers initially appoint DeVry as the Buyers’ agent for service of process.  Each Party shall notify the other Party of any change of such agent in accordance with the notice provisions set forth in Section 10.1.

Section 10.9 Dispute Resolution.

(a) All disputes, claims, or controversies arising out of or relating to this Agreement or any other document or agreement executed and delivered pursuant to this Agreement, or the negotiation, validity or performance hereof and thereof or the transactions contemplated hereby and thereby, that are not resolved by mutual agreement, shall be resolved solely and exclusively by binding arbitration administered by the American Arbitration Association (“AAA”) in accordance with its International Arbitration Rules. The arbitration shall be conducted in English by three (3) neutral arbitrators.  The Buyers shall nominate one (1) arbitrator and the Sellers, collectively, shall nominate the second.  The third arbitrator shall be selected by the first two (2); provided, however, that if they do not make a selection within thirty (30) days after the appointment of the second, then the third arbitrator shall be selected by AAA under its standard selection procedures.  The third arbitrator shall act as chair.  The arbitration shall take place in London, England, or such other place as is mutually agreed by the Parties.  Reasonable discovery shall be permitted for the production of documents.  Any discovery disputes shall be resolved by the arbitrators.  The Parties agree that they will not seek the discovery procedures set forth in 28 U.S.C. §1782 and that to initiate a request for such relief would constitute a breach of this Agreement.

(b) Any final arbitral award shall be in writing and shall state the reasons for the award.  It will be final and binding on the Parties and shall be enforceable in any court of competent jurisdiction.

(c) All fees and expenses of the arbitration shall be borne equally by the Buyers, on one hand, and by the Sellers, collectively, on the other hand, unless the arbitrators shall in their award decide otherwise.  Each Party shall bear the expense of its own counsel, experts, witnesses, and preparation and presentation of proof, unless the arbitrators shall in their award decide otherwise.

(d) All arbitral proceedings shall be confidential and none of the Parties nor the arbitrators may disclose the existence, content or results of any arbitration without the prior written consent of all Parties and all arbitrators, other than to enforce a final arbitral award.

(e) Any final arbitral award may be enforced anywhere in the world, but particularly in the Southern District of New York, or in the United States District Court for the Southern District of New York, in accordance with the Federal Arbitration Act.  For the purpose of the enforcement of such final arbitral award in New York only: each Party consents and submits to the personal jurisdiction of such courts situated in New York and further waives any claim or defense based on any alleged lack of personal jurisdiction, improper venue, forum non conveniens or other similar challenge in such courts, and waives trial by jury, to the extent permitted by law.

(f) This arbitration provision shall survive if this Agreement should be adjudged null and void or should be canceled or terminated for any reason (other than the mutual written consent of the Buyers and the Sellers).

Section 10.10 Specific Performance.  Each of the Parties agrees that this Agreement is intended to be legally binding and specifically enforceable pursuant to its terms and that the Buyers and the Sellers would be irreparably harmed if any of the provisions of the Agreement are not performed in accordance with their specific terms and that monetary damages would not provide adequate remedy in such event.  Accordingly, in addition to any other remedy to which a non-breaching Party may be entitled at law, a non-breaching Party shall be entitled to seek injunctive relief (pursuant to Section 10.9) to prevent breaches of this Agreement and to specifically enforce the terms and provisions hereof.

Section 10.11 Arm’s Length Negotiations; Drafting.  Each Party expressly represents and warrants to the other Parties that before executing this Agreement, such Party has fully informed itself of the terms, contents, conditions and effects of this Agreement; such Party has relied solely and completely upon its own judgment in executing this Agreement; such Party has had the opportunity to seek and has obtained the advice of counsel before executing this Agreement, which is the result of arm’s length negotiations conducted by and among the Parties and their respective counsel.  This Agreement shall be deemed drafted jointly by the Parties and nothing shall be construed against one Party or another as the drafting Party.

Section 10.12 Confidentiality; Publicity.  Except as may be required by Law, or as otherwise permitted or expressly contemplated herein, no Party or its respective Affiliates, employees, agents and representatives shall disclose to any third party the existence of this Agreement or the subject matter or terms hereof without the prior consent of the other Party other than to such Party’s attorneys, advisors, representatives, members or investors.  No press release or public announcement related to this Agreement or the transactions contemplated herein shall be issued or made by any Party without the approval of the other Parties, unless required by Law (in the reasonable opinion of counsel) in which case the other Parties shall have the right to review such press release, announcement or communication prior to its issuance, distribution or publication; provided, however, notwithstanding the foregoing, after the Closing, the Buyers may issue a press release or public announcement related to this Agreement in the form and substance substantially similar to Exhibit I attached hereto.

Section 10.13 Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation or in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.  If the final judgment of a court of competent jurisdiction or a final arbitration award rendered by the arbitrators pursuant to Section 10.9 declares that any term or provision hereof is invalid or unenforceable, the Parties agree that the court or arbitrators making such determination or award shall have the power to limit the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified.  In the event such court or arbitrators do not exercise the power granted to them in the prior sentence, the Parties agree to replace such invalid or unenforceable term or provision with a valid and enforceable term or provision that will achieve, to the extent possible, the economic, business and other purposes of such invalid or unenforceable term.

Section 10.14 No Third Party Beneficiaries; Indemnification for the Protection of the Buyers.  Other than as set forth in Article VIII, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any Person, other than the signatories hereto, any rights, remedies, obligations or liabilities under or by reason of this Agreement, or result in such other Person being deemed a third party beneficiary of this Agreement.  Notwithstanding anything to the contrary contained herein, the prime Person indemnified hereunder pursuant to Article VIII is the Buyers.  In furtherance of the foregoing, none of the Buyer Indemnified Parties (other than the Buyers) may proceed against the Sellers, except through the Buyers and their counsel, who shall be the sole party who may bring any enforcement action against the Sellers on behalf of any and all of the other Buyer Indemnified Parties and the Buyers shall have the sole and absolute discretion to decide whether any claims, if asserted, should be dismissed, settled, compromised or pursued to their conclusion.  Persons, other than the Buyers, stated as being Buyer Indemnified Parties hereunder, are so stated solely in order to ensure that, in the event that arbitral claims are asserted by the Buyers, on behalf of such other Persons in accordance with the terms hereof, they are not met with objections as to standing. For the avoidance of doubt, there is no independent right in favor of any Buyer Indemnified Party, other than the Buyers, to decide that any claim for indemnification against the Sellers may be asserted under this Agreement.

Section 10.15 Escrow Agreement Representatives

(a) Seller Representative.

(i) Each Seller, by signing this Agreement, designates AUCSOM as the representative of the Sellers for purposes of the Escrow Agreement (the “Seller Representative”).  If at any time the Seller Representative is not able to serve as the Seller Representative, the Sellers shall promptly, and in any event prior to the time required for any action or response from the Seller Representative, select a replacement Seller Representative reasonably acceptable to the Buyers.  The Sellers shall be bound by any and all actions taken by the Seller Representative on their behalf in connection with the Escrow Agreement.

(ii) The Buyers shall be entitled to rely upon any communication or writing given by or to, or executed by, the Seller Representative with respect to the Escrow Agreement.  The Sellers hereby consent and agree that the Seller Representative is authorized to accept and deliver notice on behalf of the Sellers in connection with the Escrow Agreement and to deliver waivers and consents on behalf of the Sellers with respect thereto.

(iii) The Seller Representative is hereby appointed as the true and lawful attorney-in-fact of each Seller with respect to all matters pertaining to the Escrow Agreement, with full power in his name and on his behalf to act according to the terms of the Escrow Agreement in the absolute discretion of the Seller Representative, and to do all things and to perform all acts, including amending the Escrow Agreement, waiving rights, discharging liabilities and obligations, settling disputes, defending and prosecuting claims and executing and delivering all agreements, certificates, receipts, instructions and other instruments, contemplated by or deemed advisable in connection with the Escrow Agreement.  This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any one or more Sellers, or by operation of Law, whether by death or other event.  Each Seller hereby irrevocably agrees that it shall be bound to the terms of any settlement of any dispute under the Escrow Agreement.

(iv)  The Seller Representative shall have no liability for any Losses of any kind, which any Party hereto may at any time hereafter have against the Seller Representative solely in its capacity as the Seller Representative, and no Party hereto shall ever allege, assert, bring, commence, institute, maintain, prosecute or otherwise pursue against the Seller Representative any such Loss; provided, however, that the foregoing shall not apply with respect to fraud, bad faith or willful misconduct or to any Liability based on reliance by the Buyers, the Buyer Representative or the Escrow Agent on the authority of the Seller Representative.

(b) Buyer Representative.

(i) Each Buyer, by signing this Agreement, designates St. Maarten Buyer as the representative of the Buyers for purposes of the Escrow Agreement (the “Buyer Representative”).  If at any time the Buyer Representative is not able to serve as the Buyer Representative, the Buyers shall promptly, and in any event prior to the time required for any action or response from the Buyer Representative, select a replacement Buyer Representative reasonably acceptable to the Sellers.  The Buyers shall be bound by any and all actions taken by the Buyer Representative on their behalf in connection with the Escrow Agreement.

(ii) The Sellers shall be entitled to rely upon any communication or writing given by or to, or executed by, the Buyer Representative with respect to the Escrow Agreement.  The Buyers hereby consent and agree that the Buyer Representative is authorized to accept and deliver notice on behalf of the Buyers in connection with the Escrow Agreement and to deliver waivers and consents on behalf of the Buyers with respect thereto.

(iii) The Buyer Representative is hereby appointed as the true and lawful attorney-in-fact of each Buyer with respect to all matters pertaining to the Escrow Agreement, with full power in his name and on his behalf to act according to the terms of the Escrow Agreement in the absolute discretion of the Buyer Representative, and to do all things and to perform all acts, including amending the Escrow Agreement, waiving rights, discharging liabilities and obligations, settling disputes, defending and prosecuting claims and executing and delivering all agreements, certificates, receipts, instructions and other instruments, contemplated by or deemed advisable in connection with the Escrow Agreement.  This power of attorney and all authority hereby conferred is granted in consideration of the mutual covenants and agreements made herein, and shall be irrevocable and shall not be terminated by any act of any one or more Buyers, or by operation of Law, whether by death or other event.  Each Buyer hereby irrevocably agrees that it shall be bound to the terms of any settlement of any dispute under the Escrow Agreement.

(iv)  The Buyer Representative shall have no liability for any Losses of any kind, which any Party hereto may at any time hereafter have against the Buyer Representative solely in its capacity as the Buyer Representative, and no Party hereto shall ever allege, assert, bring, commence, institute, maintain, prosecute or otherwise pursue against the Buyer Representative any such Loss; provided, however, that the foregoing shall not apply with respect to fraud, bad faith or willful misconduct or to any Liability based on reliance by the Sellers, the Seller Representative or the Escrow Agent on the authority of the Buyer Representative.

[SIGNATURES APPEAR ON THE FOLLOWING PAGE]

AUC SCHOOL OF MEDICINE BV

By:
Name:
Title:

DEVRY MEDICAL INTERNATIONAL, INC.

By:
Name:
Title:

THE AMERICAN UNIVERSITY OF THE CARIBBEAN SCHOOL OF MEDICINE

By:
Name:
Title:

AMERICAN UNIVERSITY OF THE CARIBBEAN, N.V.

By:
Name:
Title:

MEDICAL EDUCATION SERVICES, INC.

By:
Name:
Title:

Solely for purposes of agreeing to the applicable terms and provisions of Section 5.7:

Dr. Paul S. Tien

Yife Tien

Solely for purposes of agreeing to the applicable terms and provisions of Section 5.13:

DEVRY INC.

By:
Name:
Title: